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Exhibit (a)(1)(A)

        OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of

CASTLE BRANDS INC.

at
$1.27 PER SHARE, NET IN CASH
by

ROOK MERGER SUB, INC.
(Offeror)
a wholly owned subsidiary of

AUSTIN, NICHOLS & CO., INC.
(Parent)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK TIME (I.E., ONE MINUTE AFTER 11:59 P.M., NEW YORK TIME), ON OCTOBER 8, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Rook Merger Sub, Inc., a Florida corporation (the "Offeror") and a wholly owned subsidiary of Austin, Nichols & Co., Inc., a Delaware corporation ("Parent"), is offering to purchase all of the issued and outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Castle Brands Inc., a Florida corporation ("Castle Brands" or the "Company"), at a purchase price of $1.27 per Share (the "Offer Price") in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Letter of Transmittal", which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the "Offer").

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 28, 2019, by and among Parent, the Offeror and Castle Brands (as it may be amended and supplemented from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, that following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into Castle Brands (the "Merger"), with Castle Brands being the surviving corporation (the "Surviving Corporation") in the Merger as a wholly owned subsidiary of Parent. At the Effective Time (as defined in "Introduction" below), each issued and outstanding Share (other than (i) Shares owned by Parent, the Offeror, Castle Brands or any of their subsidiaries and (ii) Shares owned by any shareholders who are entitled to and properly demand and exercise their statutory appraisal rights, if applicable, and who comply in all respects with

Sections 607.1301 to 607.1333 of the Florida Business Corporation Act, as amended (the "FBCA")) will be converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price (the "Merger Consideration"), net of applicable withholding taxes and without interest. As a result of the Merger, the Shares will cease to be publicly traded, and Castle Brands will become a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the "Transactions".

        The board of directors of Castle Brands (the "Company Board") has unanimously (i) determined that the Merger Agreement, the Offer and the Merger, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Castle Brands and its shareholders, (ii) adopted resolutions approving and declaring advisable the execution, delivery and performance of the Merger Agreement, including the Offer, the Top-Up Option (as defined below) and the Merger, and the transactions contemplated by the Merger Agreement, (iii) directed that the Merger Agreement be submitted to a vote of shareholders of Castle Brands for adoption at a meeting of shareholders, if required by applicable law, and (iv) determined to recommend that the shareholders of Castle Brands tender their Shares in response to the Offer, and, if required by applicable law, approve the Merger Agreement (including the Articles of Merger) and the Merger, in each case subject to the terms and conditions set forth in the Merger Agreement (such recommendation, the "Company Board Recommendation").

        Under the Merger Agreement, Castle Brands has granted the Offeror an irrevocable and non-transferable option (the "Top-Up Option") for so long as the Merger Agreement has not been terminated pursuant to the provisions therein, which the Offeror may exercise in certain circumstances following the consummation of the Offer, to purchase from Castle Brands such number of authorized and unissued shares of Common Stock (the "Top-Up Option Shares") that, when added to the number of Shares owned by Parent and its subsidiaries at the time of exercise of the Top-Up Option, constitutes one share of Common Stock more than 80% of the outstanding Shares on a fully diluted basis after giving effect to the issuance of the Top-Up Option Shares. If the Offeror acquires at least 80% of the issued and outstanding shares of Common Stock in the Offer (including pursuant to the Top-Up Option), the Offeror may consummate the Merger under Section 607.1104 of the FBCA without a shareholders meeting and without action by the Company's shareholders. See Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Top-Up Option."

        On August 28, 2019, each of Phillip Frost, M.D. and related entities, Richard Lampen and Mark Andrews III (collectively, the "Supporting Shareholders"), entered into a Tender and Support Agreement (the "Support Agreement") with the Offeror and Parent, pursuant to which the Supporting Shareholders agreed to tender all Shares then-owned or thereafter acquired by them in the Offer, subject to the terms and conditions set forth therein. The Support Agreement will terminate upon certain circumstances, including upon termination of the Merger Agreement. As of September 9, 2019, the Supporting Shareholders held approximately 37% of the Shares then outstanding (approximately 40% on a fully-diluted basis). The Support Agreement is filed as Exhibit (d)(2) to the Schedule TO filed by the Offeror on September 11, 2019. See Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—Support Agreement."

        The Offer is not subject to any financing condition. The obligation of the Offeror to purchase the Shares validly tendered pursuant to the Offer is conditioned upon, among other things: (a) the number of Shares validly tendered (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not validly withdrawn prior to the expiration of the Offer, when added to the Shares owned by Parent and its affiliates, would represent more than 50% of the Shares then outstanding determined on a fully-diluted basis; (b) the expiration or termination of any waiting period (and any extensions thereof) applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) any court or governmental authority having jurisdiction over Parent, the Offeror or Castle Brands not enacting, issuing, promulgating, enforcing or entering any restraint that would prohibit, render illegal or enjoin the consummation of the Offer or the Merger; (d) the accuracy of Castle Brands' representations and warranties contained in the Merger Agreement (subject to certain qualifications); (e) Castle Brands' performance or compliance, in all material respects, with its covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the expiration of the Offer; (f) since the date of the Merger Agreement, there has not been any Company Material Adverse Effect (as defined in Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Representations and Warranties") or occurrence, fact, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (g) the absence of a Company Adverse Recommendation Change (as defined in Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—No Solicitation"); (h) in the event that the exercise of the Top-Up Option is necessary to ensure that the Offeror or its affiliates own at least eighty percent (80%) of the outstanding shares of Common Stock on a fully diluted basis following the consummation of the Offer, the absence of a Top-Up Impediment (as defined in Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—Conversion Event"); (i) the Merger Agreement and the Offer not having been terminated in accordance with their terms; and (j) the receipt by Parent and the Offeror of a certificate of an executive officer of Castle Brands as to the satisfaction of the conditions referred to in clauses (d) through (h) above. The Offer is also subject to certain other terms and conditions. See Section 13—"Conditions of the Offer."

        A summary of the principal terms of the Offer appears under the heading "Summary Term Sheet." You should read this entire Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.

The Information Agent for the Offer is:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (888) 785-6709

Email: info@okapipartners.com

September 11, 2019

 IMPORTANT

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must (a) follow the procedures described in Section 3—"Procedures for Tendering Shares" below or (b) if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they effect the transaction for you and tender your Shares.

        If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to Continental Stock Transfer & Trust Company (the "Depositary and Paying Agent") by the expiration of the Offer, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

        Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

        Questions and requests for assistance may be directed to Okapi Partners LLC, the "Information Agent" for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (which we refer to as the "SEC") at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

* * *

        Neither the SEC nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

* * *

        No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, the Offeror, the Depositary and Paying Agent, or the Information Agent for the purpose of the Offer.

* * *

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both documents carefully and in their entirety before making a decision with respect to the Offer.

i

 SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and the other exhibits to the Schedule TO. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Castle Brands (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below) and the Offeror (as defined below) by Castle Brands or has been taken from, or is based upon, publicly available documents or records of Castle Brands on file with the U.S. Securities and Exchange Commission (the "SEC") or other public sources at the time of the Offer (as defined in the "Introduction" to this Offer to Purchase). Parent and the Offeror have not independently verified the accuracy and completeness of such information. Parent and the Offeror have no knowledge that would indicate that any of the statements contained herein relating to Castle Brands provided to Parent and the Offeror or taken from, or based upon, such documents and records filed with the SEC are untrue or incomplete in any material respect. Following the Summary Term Sheet are some questions you, as a shareholder of Castle Brands, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger Agreement (as defined below) and the other Transactions (as defined below) because the information in this summary term sheet is not complete. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers available on the back cover of this Offer to Purchase. References to "we," "us," or "our," unless the context otherwise requires, are references to the Offeror.

Securities Sought	All issued and outstanding shares (the "Shares") of common stock, par value $0.01 per share ("Common Stock"), of Castle Brands Inc., a Florida corporation ("Castle Brands").
Price Offered Per Share	$1.27 per share (the "Offer Price") in cash, net of applicable withholding taxes and without interest.
Scheduled Expiration Date	Midnight, New York time (i.e., one minute after 11:59 p.m., New York time), on October 8, 2019, unless the Offer is extended or earlier terminated.
Offeror	Rook Merger Sub, Inc., a Florida corporation (the "Offeror") and a wholly owned subsidiary of Austin, Nichols & Co., Inc., a Delaware corporation ("Parent").
Support Agreement
On August 28, 2019, each of Phillip Frost, M.D. and related entities, Richard Lampen and Mark Andrews III (collectively, the "Supporting Shareholders"), entered into a Tender and Support Agreement (the "Support Agreement") with the Offeror and Parent, pursuant to which the Supporting Shareholders agreed to tender all Shares then-owned or thereafter acquired by them in the Offer, subject to the terms and conditions set forth therein. The Support Agreement will terminate upon certain circumstances, including upon termination of the Merger Agreement (as defined below). As of September 9, 2019, the Supporting Shareholders held approximately 37% of the Shares then outstanding (approximately 40% on a fully-diluted basis). The Support Agreement is filed as Exhibit (d)(2) to the Schedule TO filed by the Offeror on September 11, 2019.

Top-Up Option	Under the Merger Agreement, Castle Brands has granted the Offeror an irrevocable and non-transferable option (the "Top-Up Option"), which the Offeror may exercise in certain circumstances following the consummation of the Offer, to purchase from Castle Brands such number of authorized and unissued shares of Common Stock (the "Top-Up Option Shares") that, when added to the number of Shares owned by Parent and its subsidiaries at the time of exercise of the Top-Up Option, constitutes one share of Common Stock more than 80% of the outstanding Shares on a fully diluted basis after giving effect to the issuance of the Top-Up Option Shares.

Who is offering to buy my securities?

        The Offeror is offering to purchase for cash all of the outstanding Shares. The Offeror is a Florida corporation that was formed for the sole purpose of making the Offer and effecting the transaction in which the Offeror will be merged with and into Castle Brands (the "Merger"), with Castle Brands continuing as the surviving corporation (the "Surviving Corporation") in the Merger as a wholly owned subsidiary of Parent, pursuant to that Agreement and Plan of Merger, dated as of August 28, 2019, by and among Parent, the Offeror and Castle Brands (as it may be amended and supplemented from time to time, the "Merger Agreement"). The Offeror is a wholly owned subsidiary of Parent. See the "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning the Offeror and Parent." The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the "Transactions".

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding Shares. See "Introduction" and Section 1—"Terms of the Offer."

How much are you offering to pay for my securities, and what is the form of payment?

        We are offering to pay $1.27 per Share to you in cash, net of applicable withholding taxes and without interest. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in "book-entry" form in your name with Castle Brands' transfer agent) and you directly tender your Shares to Continental Stock Transfer & Trust Company (the "Depositary and Paying Agent") in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See "Introduction." See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

Will you have the financial resources to make payment?

        Yes. Consummation of the Offer (the "Offer Closing") is not subject to any financing condition. The total amount of funds required by Parent and the Offeror to consummate the Offer and to provide funding for the Merger is approximately $295 million, plus related fees and expenses. Parent and the Offeror anticipate funding such cash requirements from Parent's available cash and credit facilities available to Parent or its affiliates.

Is your financial condition material to my decision to tender in the Offer?

        No. We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) we were organized solely in connection with the Offer and the Merger and, prior to the Offer Expiration Date (as defined below), will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for all of the issued and outstanding Shares solely for cash, (c) the Offer is not subject to any financing condition, (d) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than (i) Shares owned by Parent, the Offeror, Castle Brands or any of their subsidiaries and (ii) Shares owned by any shareholders who are entitled to and properly demand and exercise their statutory appraisal rights, if applicable, and who comply in all respects with Sections 607.1301 to 607.1333 of the Florida Business Corporation Act, as amended (the "FBCA")) for cash at the same price per share in the Merger as the Offer Price and (e) we have all financial resources, including Parent's available cash and proceeds to be received from the existing credit facilities of Parent or its affiliates, to purchase all Shares tendered pursuant to the Offer. See Section 12—"Sources and Amount of Funds."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  the number of Shares validly tendered (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not validly withdrawn prior to the expiration of the Offer, when added to the Shares owned by Parent and its affiliates, would represent more than 50% of the Shares then outstanding determined on a fully-diluted basis (the "Minimum Condition");

  •
  the expiration or termination of any waiting period (and any extensions thereof) applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

  •
  any court or governmental authority having jurisdiction over Parent, the Offeror or Castle Brands not enacting, issuing, promulgating, enforcing or entering any restraint that would prohibit, render illegal or enjoin the consummation of the Offer or the Merger;

  •
  (i) the representations and warranties of Castle Brands in Article IV of the Merger Agreement (except for the representations and warranties in Section 4.02 (Capital Structure), Section 4.03(a) (Authority), Section 4.03(d) (Board Approval), Section 4.06(i) (Net Operating Loss Carryforwards), Section 4.12 (Takeover Statutes) and Section 4.13 (Opinions of Company Financial Advisors) of the Merger Agreement) having been and being true and correct in all respects (without giving effect to any materiality qualifier) when made in the Merger Agreement and as of immediately prior to the Offer Closing, as though made on and as of such date and time (or, if given as of a specific date, at and as of such date), except where the failure of the representations and warranties contained in Article IV of the Merger Agreement not to be true and correct would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Representations and Warranties")); and (ii) (x) the representations and warranties of Castle Brands in Section 4.03(a) (Authority), Section 4.03(d) (Board Approval), Section 4.12 (Takeover Statutes) and Section 4.13 (Opinions of Company Financial Advisors) of the Merger Agreement having been and being true and correct in all material respects (without giving effect to any materiality qualifier or (y) Section 4.02 (Capital Structure) and Section 4.06(i) (Net Operating Loss Carryforwards) having been and being true and correct in all but de minimis respects;

  •
  Castle Brands' performance or compliance, in all material respects, with its covenants and agreements contained in the Merger Agreement and required to be performed or complied with by it at or prior to expiration of the Offer by it;

  •
  since the date of the Merger Agreement, there has not been any Company Material Adverse Effect or occurrence, fact, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

  •
  the absence of a Company Adverse Recommendation Change (as defined in Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—Merger Agreement—No Solicitation");

  •
  in the event that the exercise of the Top-Up Option is necessary to ensure that Parent or the Offeror owns at least eighty percent (80%) of the outstanding shares of Common Stock on a fully diluted basis immediately after the Offer Closing, (i) the absence of any applicable law, restriction or legal impediment on Offeror's ability and right to exercise the Top-Up Option or (ii) the shares of Common Stock issuable upon exercise of the Top-Up Option together with the shares validly tendered in the Offer and not properly withdrawn being sufficient for the Offeror to reach at least eighty percent (80%) of the outstanding shares of Common Stock on a fully diluted immediately after the Offer Closing (after giving effect to such exercise);

  •
  the Merger Agreement not having been terminated in accordance with its terms; and

  •
  the receipt by Parent and the Offeror of a certificate of an executive officer of Castle Brands as to the satisfaction of the conditions described in the fourth through eighth bullets above.

        According to the Merger Agreement, as of the close of business on August 27, 2019, the authorized capital stock of Castle Brands consisted of (a) 300,000,000 shares of common stock ("Common Stock"), of which 170,372,173 Shares (including 2,578,750 Shares underlying Company Restricted Stock Awards (as defined below)) were outstanding as of such date, (b) 25,000,000 shares of preferred stock, of which no shares were outstanding as of such date, and (c) 13,504,575 Shares reserved for issuance pursuant to outstanding unexercised Company Stock Options (as defined below), in each case issued pursuant to the Company 2003 Stock Incentive Plan or the Company 2013 Incentive Compensation Plan (together, the "Company Stock Plans").

        Assuming no additional shares of Common Stock were issued after August 27, 2019, based on the Shares outstanding as of August 27, 2019, the aggregate number of Shares the Offeror must acquire in the Offer in order to satisfy the Minimum Condition is 85,186,086 Shares, which represents one Share more than 50% of the Shares outstanding as of August 27, 2019 and the minimum number of Shares the Offeror must acquire in the Offer in order to exercise the Top-Up Option and consummate the Merger under Section 607.1104 of the FBCA is 123,876,748 Shares.

        We can waive some of the conditions of the Offer without the consent of Castle Brands. We cannot, however, waive the Minimum Condition or the Termination Condition.

        See Section 13—"Conditions of the Offer."

Is there an agreement governing the Offer?

        Yes. Parent, the Offeror and Castle Brands have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents."

What does the Company Board think about the Offer?

        The Company Board has (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Castle Brands and its shareholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger, (c) directed that the Merger Agreement be submitted to a vote of the shareholders of Castle Brands for adoption at a meeting of the shareholders, if required by applicable law, and (d) recommended that the shareholders of Castle Brands accept the Offer, and tender their Shares pursuant to the Offer and, if required by applicable Law, vote in favor of adoption of the Merger Agreement in accordance with the FBCA (such recommendation, the "Company Board Recommendation").

        For the reasons described in the Schedule 14D-9 filed with the SEC in connection with the Offer ("Schedule 14D-9"), the Company Board unanimously recommends that Castle Brands' shareholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to the Offeror pursuant to the Offer. A more complete description of the Company Board's reasons for authorizing and approving the Transactions are set forth in the Schedule 14D-9, a copy of which (without certain exhibits) is being furnished to Castle Brands' shareholders concurrently herewith.

Has the Company Board received a fairness opinion in connection with the Offer and the Merger?

        Yes. Perella Weinberg Partners L.P. ("PWP") and Houlihan Lokey, Inc. ("Houlihan Lokey" and together with PWP, the "Financial Advisors"), delivered oral opinions to the Company Board, respectively, on August 28, 2019, and each subsequently confirmed by delivery of a written opinion, that, subject to the assumptions, limitations, qualifications and other matters set forth therein, as of such date, the Merger Consideration (as defined in the Merger Agreement) to be received by the holders of Shares in the Merger was fair, from a financial point of view, to such holders. The full text of the written opinions of PWP and Houlihan Lokey, which describe the matters considered, the procedures followed, the assumptions made, and the various limitations of and qualifications to the review undertaken by each of them in preparing their respective opinions, are annexed to the Schedule 14D-9. Shareholders are urged to read the full text of those opinions carefully and in their entirety.

How long do I have to decide whether to tender in the Offer?

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Initial Offer Expiration Date. The term "Initial Offer Expiration Date" means Midnight, New York time (i.e., one minute after 11:59 p.m., New York time), on October 8, 2019 (the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Offer), unless the Offeror has extended the Offer, in which event the term "Offer Expiration Date" means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire.

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Offer Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution") may guarantee that the missing items will be received by the Depositary and Paying Agent within two trading days of the NYSE American (the "NYSE American"). For the tender to be valid, however, the Depositary and

Paying Agent must receive the missing items within such two-trading-day period. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Tendering Shares."

        Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer (as defined under Section 1—"Terms of the Offer" below).

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, the Offer may be extended from time to time as follows:

  •
  if at any then-scheduled expiration of the Offer, any Offer Condition (as defined under Section 1—"Terms of the Offer" below) is not then satisfied or, to the extent permitted by the Merger Agreement and applicable law, waived, then the Offeror must extend the Offer on one or more occasions for consecutive periods of at least two business days, but no more than ten business days, each as determined by Parent in its sole discretion, or for such longer period(s) as Parent and Castle Brands may otherwise agree, up until January 31, 2020 (the "End Date") in order to permit such Offer Condition(s) to be satisfied, provided that such extension is subject to Offeror's right to terminate the Offer and pursue the Merger in connection with a Conversion Event (as defined in Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Conversion Event") and the parties' respective rights to terminate the Merger Agreement in accordance with its terms;

  •
  if, less than five business days prior to any then-scheduled expiration of the Offer all of the Offer Conditions have been satisfied or, to the extent permitted by the Merger Agreement and applicable law, waived, then the Offeror will have the right to extend the Offer for a period of up to five Business Days; and

  •
  if the Offeror is required to extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or of the NYSE American applicable to the Offer, provided that such extension is subject to Offeror's right to terminate the Offer and pursue the Merger in connection with a Conversion Event (as defined in Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Conversion Event") and the parties' respective rights to terminate the Merger Agreement in accordance with its terms, and that Offeror will not be required to extend the period during which the Offer remains open to any date after the End Date.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform the Depositary and Paying Agent for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire.

Have any shareholders already agreed to tender their Shares in the Offer?

        Yes. On August 28, 2019, the Supporting Shareholders entered into the Support Agreement, pursuant to which the Supporting Shareholders agreed to tender all Shares then-owned or thereafter acquired by them in the Offer, subject to the terms and conditions set forth therein. As of

September 9, 2019, the Supporting Shareholders held approximately 37% of the Shares then outstanding (approximately 40% on a fully-diluted basis). The Support Agreement will terminate upon certain circumstances, including upon termination of the Merger Agreement. The Support Agreement is filed as Exhibit (d)(2) to the Schedule TO filed by the Offeror on September 11, 2019. Other than the foregoing, no other shareholders have explicitly agreed to tender their Shares in the Offer.

How do I tender my Shares?

        If you wish to accept the Offer and:

  •
  you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal;

  •
  you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in "book entry" form in your name with Castle Brands' transfer agent), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) or an Agent's Message (as defined in Section 3—"Procedures for Tendering Shares" below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires; or

  •
  you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent before the Offer expires, you may be able to obtain two additional trading days of the NYSE American to tender your Shares using the enclosed Notice of Guaranteed Delivery.

        See the Letter of Transmittal and Section 3—"Procedures for Tendering Shares" for more information.

May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?

        Yes. You may withdraw previously tendered Shares any time prior to the scheduled Offer Expiration Date, and, if not previously accepted for payment, at any time after November 10, 2019, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, by following the procedures for withdrawing your Shares in a timely manner. To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary and Paying Agent for the Offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the scheduled Offer Expiration Date to arrange for the withdrawal of your Shares in a timely manner. See Section 4—"Withdrawal Rights."

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, net of applicable withholding taxes and without interest.

        Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur.

What is the Top-Up Option and when can it be exercised?

        Under the Merger Agreement, Castle Brands has granted the Offeror a Top-Up Option, which the Offeror may exercise in certain circumstances following the consummation of the Offer, to purchase Top-Up Option Shares that, when added to the number of Shares owned by Parent and its Subsidiaries at the time of exercise of the Top-Up Option, constitutes one share of Common Stock more than 80% of the outstanding Shares on a fully diluted basis after giving effect to the issuance of the Top-Up Option Shares. If the Offeror acquires at least 80% of the issued and outstanding shares of Common Stock in the Offer (including pursuant to the Top-Up Option), the Offeror may consummate the Merger under Section 607.1104 of the FBCA without a shareholders meeting and without action by the Company's shareholders. See Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Top-Up Option."

        Without the prior written consent of Castle Brands, the Top-Up Option may be exercised by the Offeror, in whole and not in part, only once, at any time following the consummation of the Offer (the "Offer Closing") until the tenth business day thereafter, provided that the Top-Up Option is not exercisable to the extent: (i) the number of Top-Up Option Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued shares of Common Stock (giving effect to the Common Stock issuable pursuant to all then-outstanding options to purchases Shares (each, a "Company Stock Option"), under any Company Stock Plan and any other rights to acquire Common Stock as if such shares were outstanding); (ii) any provision of applicable law or any judgment, injunction, order or decree of any governmental entity prohibits such exercise, or requires any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any governmental entity in connection with such exercise or the delivery of the Top-Up Option Shares in respect of such exercise, if such action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, or (iii) the Offeror has not accepted for payment and paid for Shares validly tendered (and not withdrawn) pursuant to the Offer as of the time of the issuance of the Top-Up Option Shares.

        The aggregate purchase price payable for the Top-Up Option Shares that would be purchased by the Offeror pursuant to the Top-Up Option is determined by multiplying the number of such Top-Up Option Shares then-subject to the Top-Up Option by the Offer Price. Such purchase price will be paid by Parent or the Offeror, by paying in cash an amount equal to the aggregate par value of the Top-Up Option Shares and by executing and delivering to Castle Brands a promissory note having a principal amount equal to the balance of such purchase price. The Offeror may also elect to pay (or cause to be paid) all or a portion of the aggregate purchase price payable for the Top-Up Option Shares being purchased by the Offeror in cash.

        If (i) the Company Board makes a Company Adverse Recommendation Change (other than with respect to an Intervening Event) or (ii) at any then-scheduled Offer Expiration Date (A) there exists under applicable law any restriction or legal impediment on the Offeror's ability and right to exercise the Top-Up Option or (B) the shares of Common Stock issuable upon exercise of the Top-Up Option, together with the Shares validly tendered in the Offer and not properly withdrawn, are insufficient for the Offeror to reach at least 80% of the outstanding Shares on a fully diluted basis immediately after the Offer Closing (after giving effect to such exercise) (each of clause (A) and (B) in this clause (ii), a "Top-Up Impediment"), then the Offeror may, at its sole option, terminate the Offer and pursue a Merger (each of the events in clauses (i) and (ii), a "Conversion Event") by seeking approval of the Merger by the Castle Brands shareholders at a meeting of the shareholders. See Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Conversion Event."

Do I have to vote to approve the Merger?

        Because the Merger will be governed by Section 607.1104 of the FBCA, if we acquire, pursuant to the Offer, the Top-Up Option or otherwise, at least 80% of the outstanding shares, we may effect the Merger without any further action by the shareholders of Castle Brands.

Are appraisal rights available in either the Offer or the Merger?

        Appraisal rights will not be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, shareholders may be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such shareholders properly perfect their right to seek appraisal under Section 607.1302 of the FBCA. See Section 16—"Appraisal Rights."

If the Offer is completed, will Castle Brands continue as a public company?

        No. Following the purchase of Shares tendered, we expect to consummate the Merger in accordance with Section 607.1104 of the FBCA as soon as practicable following the consummation of the Offer. If the Merger occurs, Castle Brands will no longer be publicly owned, registration of Castle Brands under the Exchange Act will be terminated, and the Shares will cease to be listed on the NYSE American. Pursuant to the Merger Agreement, the consummation of the Merger will occur no later than the third business day after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions at or immediately prior to the Closing) unless the Merger Agreement has been terminated in accordance with its term.

What is the market value of my Shares as of a recent date?

        The Offer Price of $1.27 per Share represents a premium of approximately 92% over the closing price of the Shares on August 27, 2019 (the last trading day before public announcement of the Merger Agreement) and a 109% premium to the 30-day volume weighted average price of the Shares through such date. On September 10, 2019, the last full trading day before the Offeror commenced the Offer, the closing price of the Shares reported on the NYSE American was $1.26 per Share.

        We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—"Price Range of Shares; Dividends."

Will I be paid a dividend on my Shares during the pendency of the Offer?

        No. The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time (as defined in "Introduction" below), without the prior written consent of Parent, Castle Brands will not declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of any Castle Brands securities (including the Shares). See Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Covenants."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer, as set forth in Section 13—"Conditions of the Offer," are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount in cash equal to the number of Shares you tendered multiplied by $1.27, net of applicable withholding taxes and without interest, promptly following the Offer Expiration Date. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What are the U.S. federal income tax consequences of participating in the Offer or the Merger?

        A U.S. Holder (as defined in Section 5—"Certain U.S. Federal Income Tax Consequences") that disposes of Shares pursuant to the Offer or the Merger generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder's adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger, respectively.

        A Non-U.S. Holder (as defined in Section 5—"Certain U.S. Federal Income Tax Consequences") generally will not be subject to U.S. federal income tax on gain recognized on the disposition of Shares pursuant to the Offer or the Merger unless (a) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to an U.S. permanent established of such Non-U.S. Holder), (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is present in the United States for 183 days or more during the taxable year of the disposition or (c) Castle Brands is, or has been at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder's holding period for its Shares, a "United States real property holding corporation" (within the meaning of Section 897 of Internal Revenue Code of 1986, as amended (the "Code")) and, if the Shares are "regularly traded on an established securities market" for U.S. federal income tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding Shares.

        Castle Brands' shareholders are urged to read carefully Section 5—"Certain U.S. Federal Income Tax Consequences" and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances of exchanging their Shares pursuant to the Offer or exchanging Shares pursuant to the Merger, including the consequences under any applicable state, local, non-U.S. or other tax laws. See Section 5—"Certain U.S. Federal Income Tax Consequences."

What will happen to my stock options in the Offer and the Merger?

        Company Stock Options are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each Company Stock Option that is outstanding immediately prior to the Effective Time (whether or not vested or exercisable) will, automatically by virtue of the Merger and without any action required of the holder of any such Company Stock Option or any other person, at the Effective Time, be fully vested and cancelled and converted in accordance with the Merger Agreement into only the right to receive an amount in cash, without interest, equal to the product of (a) the aggregate number of Shares subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (b) the excess, if any, of the Merger Consideration over the per Share exercise price of such Company Stock Option, less any taxes required to be withheld, payable as soon as practicable after the Effective Time (and not later than the first regularly scheduled payroll date on or after the fifth business day after the Effective Time). Any Company Stock Option which has a per share exercise price that is greater than or equal to the Merger Consideration (as defined in the Merger Agreement) will be canceled at the Effective Time for no consideration or payment.

What will happen to my shares of restricted stock?

        Company Restricted Stock Awards (as defined below) are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each Company Stock Award that is outstanding immediately prior to the Effective Time will, automatically by virtue of the Merger and without any action required of the holder of any such Company Restricted Stock Award or any other person, at the Effective Time, be fully vested and converted in accordance with the Merger Agreement into only the right to receive an amount in cash, without interest, equal to the product of (i) the aggregate number of Shares in respect of such Company Restricted Stock Award multiplied by (ii) the Merger

Consideration, less any taxes required to be withheld, payable as soon as practicable after the Effective Time (and not later than the first regularly scheduled payroll date on or after the fifth business day after the Effective Time).

Whom can I contact if I have questions about the Offer?

        For further information, you can call Okapi Partners LLC, the Information Agent for the Offer. Banks and Brokerage Firms, please call: (212) 297-0720. Shareholders and all others call toll-free: (888) 785-6709.

To: Holders of Shares of Common
Stock of Castle Brands:

INTRODUCTION

        Rook Merger Sub, Inc., a Florida corporation (the "Offeror") and a wholly owned subsidiary of Austin, Nichols & Co., Inc., a Delaware corporation ("Parent"), is offering to purchase all of the issued and outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Castle Brands Inc., a Florida corporation ("Castle Brands" or the "Company"), at a purchase price of $1.27 per Share (the "Offer Price") in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Letter of Transmittal", which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the "Offer").

        On August 28, 2019, each of Phillip Frost, M.D. and related entities, Richard Lampen and Mark Andrews III (collectively, the "Supporting Shareholders"), entered into a Tender and Support Agreement (the "Support Agreement") with the Offeror and Parent, pursuant to which the Supporting Shareholders agreed to tender all Shares then-owned or thereafter acquired by them in the Offer, subject to the terms and conditions set forth therein. The Support Agreement will terminate upon certain circumstances, including upon termination of the Merger Agreement. As of September 9, 2019, the Supporting Shareholders held approximately 37% of the Shares then outstanding (approximately 40% on a fully-diluted basis). The Support Agreement is filed as Exhibit (d)(2) to the Schedule TO filed by the Offeror on September 11, 2019. See Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—Support Agreement."

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 28, 2019, by and among Parent, the Offeror and Castle Brands (as it may be amended and supplemented from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, that following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into Castle Brands (the "Merger"), with Castle Brands being the surviving corporation (the "Surviving Corporation") in the Merger as a wholly owned subsidiary of Parent. At the Effective Time (as defined in "Introduction" below), each issued and outstanding Share (other than (i) Shares owned by Parent, the Offeror, Castle Brands or any of their subsidiaries and (ii) Shares owned by any shareholders who are entitled to and properly demand and exercise their statutory appraisal rights, if applicable, and who comply in all respects with Sections 607.1301 to 607.1333 of the Florida Business Corporation Act, as amended (the "FBCA")) will be converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price (the "Merger Consideration"), net of applicable withholding taxes and without interest. As a result of the Merger, the Shares will cease to be publicly traded, and Castle Brands will become a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the "Transactions".

        Under the Merger Agreement, Castle Brands has granted the Offeror an irrevocable and non-transferable option (the "Top-Up Option"), which the Offeror may exercise in certain circumstances following the consummation of the Offer, to purchase from Castle Brands such number of authorized and unissued shares of Common Stock (the "Top-Up Option Shares") that, when added to the number of Shares owned by Parent and its Subsidiaries at the time of exercise of the Top-Up Option, constitutes one share of Common Stock more than 80% of the outstanding Shares on a fully diluted basis after giving effect to the issuance of the Top-Up Option Shares. If the Offeror acquires at least 80% of the issued and outstanding shares of Common Stock in the Offer (including pursuant to the Top-Up Option), the Offeror may consummate the Merger under Section 607.1104 of the FBCA without a shareholders meeting and without action by the Company's shareholders. See Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Top-Up Option."

        If your Shares are registered in your name and you tender directly to Continental Stock Transfer & Trust Company, as depositary and paying agent, you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

        The Offer is not subject to any financing condition. The obligation of the Offeror to purchase the Shares validly tendered pursuant to the Offer is conditioned upon, among other things: (a) the number of Shares validly tendered (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not validly withdrawn prior to the expiration of the Offer, when added to the Shares owned by Parent and its affiliates, would represent more than 50% of the Shares then outstanding determined on a fully-diluted basis; (b) the expiration or termination of any waiting period (and any extensions thereof) applicable to the Offer or the Merger under the HSR Act; (c) any court or governmental authority having jurisdiction over Parent, the Offeror or Castle Brands not enacting, issuing, promulgating, enforcing or entering any restraint that would prohibit, render illegal or enjoin the consummation of the Offer or the Merger; (d) the accuracy of Castle Brands' representations and warranties contained in the Merger Agreement (subject to certain qualifications); (e) Castle Brands' performance or compliance, in all material respects, with its covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the expiration of the Offer; (f) since the date of the Merger Agreement, there has not been any Company Material Adverse Effect (as defined in Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Representations and Warranties") or occurrence, fact, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (g) the absence of a Company Adverse Recommendation Change (as defined in Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—No Solicitation"); (h) in the event that the exercise of the Top-Up Option is necessary to ensure that the Offeror or its affiliates own at least eighty percent (80%) of the outstanding shares of Common Stock on a fully diluted basis following the consummation of the Offer, the absence of a Top-Up Impediment (as defined in Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—Conversion Event"); (i) the Merger Agreement and the Offer not having been terminated in accordance with their terms; and (j) the receipt by Parent and the Offeror of a certificate of an executive officer of Castle Brands as to the satisfaction of the conditions referred to in clauses (d) through (h) above. See Section 13—"Conditions of the Offer."

        According to the Merger Agreement, as of the close of business on August 27, 2019, the authorized capital stock of Castle Brands consisted of (a) 300,000,000 shares of common stock ("Common Stock"), of which 170,372,173 Shares (including 2,578,750 Company Restricted Stock Awards (as defined below)) were outstanding as of such date, (b) 25,000,000 shares of preferred stock, of which no shares were outstanding as of such date, and (c) 13,504,575 Shares reserved for issuance pursuant to outstanding unexercised Company Stock Options (as defined below), in each case issued pursuant to the Company 2003 Stock Incentive Plan or the Company 2013 Incentive Compensation Plan (together, the "Company Stock Plans").

        Assuming no additional shares of Common Stock were issued after August 27, 2019, based on the Shares outstanding as of August 27, 2019, the aggregate number of Shares the Offeror must acquire in the Offer in order to satisfy the Minimum Condition is 85,186,086 Shares, which represents one Share more than 50% of the Shares outstanding as of August 27, 2019 and the minimum number of Shares the Offeror must acquire in the Offer in order to exercise the Top-Up Option and consummate the Merger under Section 607.1104 of the FBCA is 123,876,748 Shares.

        We can waive some of the conditions of the Offer without the consent of Castle Brands. We cannot, however, waive the Minimum Condition or the Termination Condition.

        See Section 13—"Conditions of the Offer."

        The Offer and withdrawal rights will expire at midnight, New York time (i.e., one minute after 11:59 p.m., New York time), on October 8, 2019 (the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Offer) or, if the Offer has been extended pursuant to and in accordance with the Merger Agreement, the date and time to which the Offer has been so extended. See Section 1—"Terms of the Offer," Section 13—"Conditions of the Offer" and Section 15—"Certain Legal Matters; Regulatory Approvals."

        The board of directors of Castle Brands (the "Company Board") has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Castle Brands and its shareholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger, (c) directed that the Merger Agreement be submitted to a vote of the shareholders of Castle Brands for adoption at a meeting of the shareholders, if required by applicable law, and (d) recommended that the shareholders of Castle Brands accept the Offer, and tender their Shares pursuant to the Offer and, if required by applicable Law, vote in favor of adoption of the Merger Agreement in accordance with the FBCA (such recommendation, the "Company Board Recommendation").

        For the reasons described in the Schedule 14D-9 filed with the U.S. Securities and Exchange Commission (the "SEC") in connection with the Offer ("Schedule 14D-9"), the Company Board unanimously recommends that Castle Brands' shareholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to the Offeror pursuant to the Offer. A more complete description of the Company Board's reasons for authorizing and approving the Transactions are set forth in the Schedule 14D-9, a copy of which (without certain exhibits) is being furnished to Castle Brands' shareholders concurrently herewith.

        The Offer is being made pursuant to the Merger Agreement, pursuant to which, as soon as practicable after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Merger will be consummated by filing with the Department of State of the State of Florida (the "Department") the articles of merger (the "Articles of Merger") in accordance with the relevant provisions of the FBCA. The Merger will become effective when the Articles of Merger have been duly filed with the Department or at such other subsequent date or time as Parent and Castle Brands may agree and specify in the Articles of Merger in accordance with the FBCA (the "Effective Time"). At the Effective Time, each issued and outstanding Share (other than (i) Shares owned by Parent, the Offeror, Castle Brands or any of their subsidiaries and (ii) Shares owned by any shareholders who are entitled to and properly demand and exercise their statutory appraisal rights, if applicable, and who comply in all respects with Sections 607.1301 to 607.1333 of the FBCA) will be converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price, net of applicable withholding taxes and without interest. The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement."

        Section 607.1104 of the FBCA provides that, if a corporation owns at least 80% of the outstanding shares of each class and series of stock of a subsidiary corporation, the corporation holding such shares may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the shareholders of such other corporation. Upon the terms and subject to the conditions of the Merger Agreement, assuming that the Minimum Condition and the other conditions to the Offer are satisfied, in the event that the Offeror acquires at least 80% of the then-outstanding Shares pursuant to the Offer, the Top-Up Option or otherwise, the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective pursuant to Section 607.1104 of the FBCA as soon as reasonably practicable after the Offer Acceptance Time (as defined below). See Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement."

        No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, shareholders may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Section 607.1302 of the FBCA. Such shareholder will not be entitled to receive the Offer Price (in each case, net of applicable withholding taxes and without interest), but instead will be entitled to receive only those rights provided under Section 607.1302 of the FBCA. Shareholders must properly perfect their right to seek appraisal under the FBCA in connection with the Merger in order to exercise appraisal rights. See Section 16—"Appraisal Rights."

        Perella Weinberg Partners L.P. ("PWP") and Houlihan Lokey, Inc. ("Houlihan Lokey" and together with PWP, the "Financial Advisors"), delivered oral opinions to the Company Board, respectively, on August 28, 2019, and each subsequently confirmed by delivery of a written opinion, that, subject to the assumptions, limitations, qualifications and other matters set forth therein, as of such date, the Merger Consideration (as defined in the Merger Agreement) to be received by the holders of Shares in the Merger was fair, from a financial point of view, to such holders. The full text of the written opinions of PWP and Houlihan Lokey, which describe the matters considered, the procedures followed, the assumptions made, and the various limitations of and qualifications to the review undertaken by each of them in preparing their respective opinions, are annexed to the Schedule 14D-9. Shareholders are urged to read the full text of those opinions carefully and in their entirety.

        The Offeror has engaged Continental Stock Transfer & Trust Company to act as the depositary and paying agent for the Offer (the "Depositary and Paying Agent"). The Offeror has engaged Okapi Partners LLC to act as information agent for the Offer (the "Information Agent").

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror's expense. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

        The material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are summarized below. See Section 5—"Certain U.S. Federal Income Tax Consequences."

        This Offer to Purchase, the related Letter of Transmittal and the other documents referred to in this Offer to Purchase contain important information and such documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer

        Upon the terms set forth in the Merger Agreement and subject to the satisfaction or, to the extent permitted, waiver of the Offer Conditions (as defined below), we have agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Offer Expiration Date in accordance with the procedures described in Section 4—"Withdrawal Rights." The term "Initial Offer Expiration Date" means midnight, New York time (i.e., one minute after 11:59 p.m., New York time), on October 8, 2019, which is the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer.), unless the Offeror, in accordance with the Merger Agreement, has extended the Offer, in which event the term "Offer Expiration Date" means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. For purposes of the Offer, as provided under the Exchange Act, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

        The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—"Conditions of the Offer" (the "Offer Conditions"). The Offeror may, subject to the terms and conditions of the Merger Agreement, terminate the Offer without purchasing any Shares if the conditions described in Section 13 are not satisfied or waived. See Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Termination."

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Parent and the Offeror expressly reserve the right to increase the Offer Price, waive, in whole or in part, any Offer Condition (other than the Minimum Condition or the Termination Condition) or modify the terms of the Offer. However, pursuant to the Merger Agreement, Parent and the Offeror have each agreed that it will not, without the prior written consent of Castle Brands: (i) decrease the price per Share payable in the Offer; (ii) change the form of consideration to be paid in the Offer; (iii) reduce the maximum number of Shares sought to be purchased in the Offer; (iv) impose conditions to the Offer that are in addition to the Offer Conditions; (v) amend, modify or waive the Minimum Condition; (vi) modify or amend any of the Offer Conditions in any manner adverse to the holders of Shares; or (vii) except in a manner required or permitted by the Merger Agreement, extend the Initial Offer Expiration Date.

        The Merger Agreement provides that the Offer Price will be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the Shares occurring or having a record date on or after the date of the Merger Agreement and prior to the payment by Offeror for the Shares.

        Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offer may be extended from time to time as follows:

  •
  If at any then-scheduled expiration of the Offer, any Offer Condition is not then satisfied or, to the extent permitted by the Merger Agreement and applicable law, waived, then the Offeror must extend the Offer on one or more occasions for consecutive periods of at least two business days, but no more than ten business days, each as determined by Parent in its sole discretion, or for such longer period(s) as Parent and Castle Brands may otherwise agree, up until January 31, 2020 (the "End Date") in order to permit such Offer Condition(s) to be satisfied; provided that such extension is subject to Offeror's right to terminate the Offer and pursue the Merger in connection with a Conversion Event (as defined below) and the parties' respective rights to terminate the Merger Agreement in accordance with its terms.

  •
  If, less than five business days prior to any then-scheduled expiration of the Offer all of the Offer Conditions have been satisfied or, to the extent permitted by the Merger Agreement and applicable law, waived, then the Offeror will have the right to extend the Offer for a period of up to five Business Days.

  •
  If the Offeror is required to extend the Offer on one or more occasions by any rule, regulation, interpretation or position of the SEC or the staff thereof or of the NYSE American (the "NYSE American") applicable to the Offer; provided that such extension is subject to the Offeror's right to terminate the Offer and pursue the Merger in connection with a Conversion Event and the parties' respective rights to terminate the Merger Agreement in accordance with its terms, and that Offeror will not be required to extend the period during which the Offer remains open to any date after the End Date.

        There can be no assurance that the Offeror will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously validly tendered and not properly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

        Under the Merger Agreement, Castle Brands has granted the Offeror an irrevocable and non-transferable option, for so long as the Merger Agreement has not been terminated in accordance with its terms (the "Top-Up Option"), to purchase from the Company such number of authorized and unissued shares of common stock of Castle Brands (the "Top-Up Option Shares"), which the Offeror may exercise in certain circumstances following the consummation of the Offer, to purchase Top-Up Option Shares that, when added to the number of Shares owned by Parent and its subsidiaries at the time of exercise of the Top-Up Option, constitutes one share of common stock more than 80% of the outstanding Shares on a fully diluted basis after giving effect to the issuance of the Top-Up Option Shares. If the Offeror acquires at least 80% of the issued and outstanding shares of Common Stock in the Offer (including pursuant to the Top-Up Option), the Offeror may consummate the Merger under Section 607.1104 of the FBCA without a shareholders meeting and without action by the Company's shareholders. See Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Top-Up Option."

        Without the prior written consent of Castle Brands, the Top-Up Option may be exercised by Offeror, in whole and not in part, only once, at any time following the consummation of the Offer (the "Offer Closing") until the tenth business day thereafter, provided that the Top-Up Option will not be exercisable to the extent: (i) the number of Top-Up Option Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued shares of Common Stock (giving effect to the Common Stock issuable pursuant to all then-outstanding options to purchases Shares (each, a "Company Stock Option"), under any Company Stock Plan and any other rights to acquire Common Stock as if such shares were outstanding); (ii) any provision of applicable law or any judgment, injunction, order or decree of any governmental entity prohibits such exercise, or requires any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any governmental entity in connection with such exercise or the delivery of the Top-Up Option Shares in respect of such exercise, if such action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, or (iii) the Offeror has not accepted for payment and paid for Shares validly tendered (and not withdrawn) pursuant to the Offer as of the time of the issuance of the Top-Up Option Shares.

        The aggregate purchase price payable for the Top-Up Option Shares that would be purchased by the Offeror pursuant to the Top-Up Option is determined by multiplying the number of such Top-Up Option Shares then-subject to the Top-Up Option by the Offer Price. Such purchase price will be paid by Parent or the Offeror, by paying in cash an amount equal to the aggregate par value of the Top-Up Option Shares and by executing and delivering to Castle Brands a promissory note having a principal amount equal to the balance of such purchase price. The Offeror may also elect to pay (or cause to be paid) all or a portion of the aggregate purchase price payable for the Top-Up Option Shares being purchased by the Offeror in cash.

        If (i) the Company Board makes a Company Adverse Recommendation Change (other than with respect to an Intervening Event) or (ii) at any then-scheduled Offer Expiration Date (A) there exists under applicable law any restriction or legal impediment on the Offeror's ability and right to exercise the Top-Up Option or (B) the shares of Common Stock issuable upon exercise of the Top-Up Option together with the Shares validly tendered in the Offer and not properly withdrawn are insufficient for the Offeror to reach at least 80% of the outstanding Shares on a fully diluted basis immediately after the Offer Closing (after giving effect to such exercise) (each of clause (A) and (B) in this clause (ii), a "Top-Up Impediment"), then the Offeror may, at its sole option, terminate the Offer and pursue a Merger (each of the events in clauses (i) and (ii), a "Conversion Event") by seeking approval of the Merger by the Castle Brands shareholders at a meeting of the shareholders. See Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Conversion Event."

        If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer to purchase should remain open for a minimum of five business days from the date a material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Offer Expiration Date the Offeror decreases the number of Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of that increase or change is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of that 10th business day.

        The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment or pay for any Shares if, at the scheduled Offer Expiration Date, any of the Offer Conditions have not been satisfied or waived or the Merger Agreement has been terminated in accordance with its terms. The Offeror may also terminate the Offer and pursue the Merger in connection with a Conversion Event. The reservation by the Offeror of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return Shares deposited by or on behalf of tendering shareholders promptly after the termination or withdrawal of the Offer.

        Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Offer Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.

        The Merger Agreement does not contemplate a subsequent offering period for the Offer.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Castle Brands' shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Merger Agreement, including satisfaction or waiver of all of the Offer Conditions, the Offeror will, and Parent will cause the Offeror to, (i) promptly, and in any event no later than 9:00 a.m. Eastern Time on the business day (determined under Rule 14d-1(g)(3) under the Exchange Act) immediately following the Offer Expiration Date, irrevocably accept for payment (the time of such acceptance for payment, the "Offer Acceptance Time") all Shares validly tendered and not properly withdrawn pursuant to the Offer, and (ii) as promptly as practicable following the Offer Acceptance Time, and in any event not later than the second business day under the Exchange Act (as determined by Rule 14d-10 and Rule 14e-1(c) under the Exchange Act) thereafter, pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. Notwithstanding the foregoing, the Offeror expressly reserves the right to delay payment for all Shares in order to comply in whole or in part with applicable laws.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"), a manually executed facsimile thereof or an Agent's Message (as defined in Section 3—"Procedures for Tendering Shares" below)), properly completed and duly executed, with any required signature guarantees and (c) any other documents required by the Letter of Transmittal. See Section 3—"Procedures for Tendering Shares." Accordingly, tendering shareholders may be paid at different times, depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent.

        For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering shareholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering shareholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

        If, prior to the Offer Expiration Date, the Offeror increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are tendered pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

3.     Procedures for Tendering Shares

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at its address set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Date and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case, prior to the Offer Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that (x) DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) the Offeror may enforce that agreement against the participant.

        Book-Entry Transfer.    The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent's account in accordance with DTC's procedures for that transfer using DTC's ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at its address set forth on the back cover of this Offer to Purchase by the Offer Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary and Paying Agent.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners' powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

        Guaranteed Delivery.    A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Offer Expiration Date, may tender those Shares by satisfying all of the requirements set forth below:

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  the tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Offer Expiration Date; and

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  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE American is open for business.

        The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile or electronic transmission or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering shareholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares (pursuant to any one of the procedures described above) will constitute the tendering shareholder's acceptance of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender, sell, transfer and assign the Shares tendered, as specified in the Letter of Transmittal (and any and all other Shares or other securities issued or issuable in respect of such Shares), and that when the Offeror accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering shareholder and the Offeror upon the terms and subject to the conditions of the Offer.

        Other Requirements.    Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by the Offeror on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

        Binding Agreement.    The acceptance for payment by the Offeror of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering shareholder and the Offeror upon the terms and subject to the conditions of the Offer.

        Irrevocable Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering shareholder irrevocably appoints designees of the Offeror as that shareholder's true and lawful agent and attorney-in-fact and proxies, each with full power of substitution and re-substitution, to the full extent of that shareholder's rights with respect to the Shares tendered by that shareholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. Such proxies and powers of attorney will be irrevocable and deemed to be coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the shareholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Upon the effectiveness of the appointment, the Offeror's designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of Castle Brands' shareholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares, including voting at any meeting of shareholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate such power, in whole or in part, to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

        No alternative, conditional or contingent tenders will be accepted.

        The purchase of Shares is generally subject to information reporting by the Depository (as the payor) to the applicable tax authorities. See Section 5—"Certain U.S. Federal Income Tax Consequences."

4.     Withdrawal Rights

        A shareholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Offer Expiration Date and, if not previously accepted for payment, at any time after November 10, 2019, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

        For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a shareholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the shareholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

        If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror's rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

        Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the Offer Expiration Date.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror (which may delegate such power in whole or in part to the

Depositary and Paying Agent), in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror also reserves the absolute right to waive any defect or irregularity in the notice of withdrawal of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5.     Certain U.S. Federal Income Tax Consequences

        The following summary describes the material U.S. federal income tax consequences to beneficial holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

        The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned), brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, regulated investment companies, real estate mortgage investment conduits, real estate investment trusts, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar, U.S. expatriates, shareholders asserting statutory appraisal rights and persons that acquired Shares in a compensatory transaction. In addition, this summary does not address persons that hold an interest in a partnership, S corporation or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax considerations (e.g., the federal estate or gift tax), or the application of the Medicare tax on net investment income under Section 1411 of the Code.

        The following is based on the provisions of the Code, final, proposed and temporary Treasury regulations promulgated under the Code ("Treasury Regulations"), administrative rulings and other guidance, and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

        As used herein, the term "U.S. Holder" means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States, (b) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all of the trust's substantial decisions or (2) the trust has properly elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        A "Non-U.S. Holder" is a beneficial owner of Shares, other than a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes), that is not a U.S. Holder.

        The tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) generally will depend on the status or activities of the partner or the partnership. Partnerships that are beneficial owners of Shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

        This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Because individual circumstances may vary, holders of Shares should consult their own tax advisors as to the tax consequences of the Offer and the Merger to a beneficial holder of Shares in their particular circumstances, including the application of any state, local or non-U.S. tax laws and any changes in such laws.

Receipt of Cash Pursuant to the Offer or the Merger

U.S. Holders

        A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder's adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger, respectively. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will generally constitute capital gain or loss, and will generally be long-term capital gain or loss if the Shares disposed of in the Offer or the Merger are held for more than one year. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding those limitations.

Non-U.S. Holders

        In general, and subject to the discussion below in "—Information Reporting and Backup Withholding", a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the receipt of cash in exchange for the disposition of Shares pursuant to the Offer or the Merger unless:

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  the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder);

  •
  the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

  •
  Castle Brands is or has been a "United States real property holding corporation" within the meaning of Section 897 of the Code for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period for its Shares and, if the Shares are "regularly traded on an established securities market" for U.S. federal income tax purposes, such Non-U.S. Holder beneficially owned more than 5% of the Shares at any time during such period.

        Gain that is described in the first bullet point immediately above generally will be subject to U.S. federal net income taxation at regular graduated U.S. federal income tax rates. If the Non-U.S. Holder is a foreign corporation, a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) also may apply to its effectively connected earnings and profits. An individual Non-U.S. Holder described in the second bullet point immediately above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on the gain derived from the disposition of Shares pursuant to the Offer or the Merger, which may be offset by certain U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Any gain that is described in the third bullet point immediately above if Castle Brands is or was a "United States real property holding corporation" generally would be subject to U.S. federal income tax in the same manner as described above with respect to gain described in the first bullet point (other than with respect to branch profits tax). Each Non-U.S. Holder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated as a result of the Offer or the Merger.

Information Reporting and Backup Withholding Tax

        Payments made to holders of Shares in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption in a manner satisfactory to the Depositary and Paying Agent should properly complete and return IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person within the meaning of Section 7701(a)(30) of the Code, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Non-U.S. Holders that do not otherwise establish an exemption in a manner satisfactory to the Depositary and Paying Agent should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary and Paying Agent, in order to avoid backup withholding. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder's U.S. federal income tax liability, provided that the required information is timely furnished in the appropriate manner to the Internal Revenue Service (the "IRS").

        THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6.     Price Range of Shares; Dividends

        The Shares are listed on the NYSE American under the symbol "ROX." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the NYSE American as reported by published financial sources with respect to periods occurring in fiscal years 2017, 2018, 2019 and 2020:

	High	Low
Fiscal Year Ended March 31, 2017
2017:
First Quarter	$1.08	$.70
Second Quarter	$.95	$.74
Third Quarter	$.88	$.65
Fourth Quarter	$1.63	$.72
Fiscal Year Ended March 31, 2018
2018:
First Quarter	$2.22	$1.33
Second Quarter	$1.93	$1.22
Third Quarter	$1.44	$1.05
Fourth Quarter	$1.33	$.98
Fiscal Year Ended March 31, 2019
2019:
First Quarter	$1.42	$1.16
Second Quarter	$1.30	$.90
Third Quarter	$1.13	$.74
Fourth Quarter	$.95	$.67
Fiscal Year Beginning April 1, 2019
2020:
First Quarter	$.75	$.44
Second Quarter (through September 10, 2019)	$1.27	$.46

        The Offer Price of $1.27 per Share represents a premium of approximately 92% over the closing price of the Shares on August 27, 2019 (the last trading day before public announcement of the Merger Agreement) and a premium of approximately 109% over the 30-day volume weighted average price of the Shares through such date. On September 10, 2019, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE American was $1.26 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Castle Brands will not declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of any Castle Brands securities or any of its subsidiaries' securities (including the Shares), except for dividends by a wholly owned subsidiary of Castle Brands to its parent. See Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Covenants."

7.     Certain Effects of the Offer

        If, as a result of the Offer (including through the exercise of the Top-Up Option), the Offeror owns Shares representing at least one Share more than 80% of the then outstanding Shares, Parent, the Offeror and Castle Brands will, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, consummate the Merger under the provisions of Section 607.1104 of the FBCA without prior notice to, or any action by, any other shareholder of as soon as practicable following the consummation of the Offer. Pursuant to the Merger Agreement, the consummation of the Merger will occur no later than the third business day after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions at or immediately prior to the Closing) unless the Merger Agreement has been terminated in accordance with its terms.

        Market for the Shares.    If the Offer is consummated, there will be no market for the Shares because Parent and the Offeror intend to consummate the Merger (the "Closing") as soon as practicable following consummation of the Offer (the "Offer Closing").

        NYSE American Listing.    The Shares are currently listed on the NYSE American and trade under the symbol "ROX." Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Offer Closing), the Shares will no longer meet the requirements for continued listing on the NYSE American because the only shareholder will be Parent. Immediately following the consummation of the Merger, we intend to cause Castle Brands to delist the Shares from the NYSE American.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act.

        We intend to seek to cause Castle Brands to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Castle Brands to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Castle Brands, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement or information statement in connection with shareholders' meetings or actions in lieu of a shareholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement to furnish an annual report to shareholders, the requirement to furnish annual, quarterly and current reports to shareholders pursuant to Section 13 of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Castle Brands and persons holding "restricted securities" of Castle Brands to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.     Certain Information Concerning Castle Brands

        General.    Castle Brands develops and markets premium and super premium brands in the following beverage alcohol categories: rum, whiskey, liqueurs and vodka. Castle Brands also develops and markets related non-alcoholic beverage products, including Goslings Stormy Ginger Beer, and distributes its products in all 50 U.S. states and the District of Columbia and in thirteen primary international markets, including Ireland, Great Britain, Northern Ireland, Germany, Canada, France, Finland, Norway, Sweden, Holland, and the Duty Free markets. The address of Castle Brands' principal executive offices and Castle Brands' phone number at its principal executive offices are as set forth below:

Castle Brands Inc.
122 East 42nd Street, Suite 5000
New York, New York 10168
(646) 356-0200

        In connection with our due diligence review of Castle Brands, Castle Brands made available to us certain financial information described under the heading "Certain Prospective Financial Information (Unaudited)" in Item 4.—"The Solicitation or Recommendation" of the Schedule 14D-9.

        Additional Information.    The Shares are registered under the Exchange Act. Accordingly, Castle Brands is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Castle Brands' business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (and their compensation, including Company Stock Options and Company Restricted Stock Awards granted to them), the principal holders of Castle Brands' securities, any material interests of such persons in transactions with Castle Brands and other matters is required to be disclosed in proxy statements and periodic reports distributed to Castle Brands' shareholders and filed with the SEC. Such reports, proxy statements and other information are available on the SEC's website at www.sec.gov and on Castle Brands' corporate website at www.castlebrandsinc.com under "Investors"—"Financials"—"SEC Filings." Information on, or accessible through, Castle Brands' website is not part of this Offer to Purchase and is not incorporated by reference herein. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Castle Brands and its business has been taken from Castle Brands' Annual Report on Form 10-K for its fiscal year ended March 31, 2019, publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by such records. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, the Offeror, the Information Agent or the Depositary and Paying Agent, or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning Castle Brands contained in those documents and records or for any failure by Castle Brands to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.     Certain Information Concerning the Offeror and Parent

        Parent is a Delaware corporation. Parent is the United States holding company of Pernod Ricard S.A. Pernod Ricard is the No. 2 worldwide producer of wines and spirits with consolidated sales of €9,182 million in fiscal year 2019. Created in 1975 by the merger of Ricard and Pernod, the Pernod Ricard has developed through organic growth and acquisitions: Seagram (2001), Allied Domecq (2005) and Vin&Sprit (2008). Pernod Ricard, which owns 16 of the Top 100 Spirits Brands, holds one of the most prestigious and comprehensive brand portfolios in the industry, including: Absolut Vodka, Ricard pastis, Ballantine's, Chivas Regal, Royal Salute, and The Glenlivet Scotch whiskies, Jameson Irish whiskey, Martell cognac, Havana Club rum, Beefeater gin, Malibu liqueur, Mumm and Perrier-Jouët champagnes, as well Jacob's Creek, Brancott Estate, Campo Viejo, and Kenwood wines. Pernod Ricard's brands are distributed across 160+ markets and by its own salesforce in 73 markets.

        The Offeror is a Florida corporation. The Offeror was formed on August 22, 2019, solely for the purpose of completing the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time the Offeror purchases Shares pursuant to the Offer, it is not anticipated that the Offeror will have any significant assets or liabilities or engage in activities other than those incidental to their formation, capitalization and the transactions contemplated by the Offer and/or the Merger. The Offeror is a direct wholly owned subsidiary of Parent. The telephone number at the principal office of the Offeror and Parent is (212) 372-5400.

        The name, business address, citizenship, present principal occupation and employment history of each of the directors and executive officers of Parent and the Offeror are set forth in Schedule A to this Offer to Purchase ("Schedule A"). Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent, the Offeror or, to the knowledge of each of Parent and the Offeror, any of the persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Parent, the Offeror or, to the best of their knowledge, any of the persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

          (i)  None of Parent, the Offeror or, to the knowledge of each of Parent and the Offeror, any of the persons listed in Schedule A, beneficially owns or has a right to acquire any Shares or any other equity securities of Castle Brands, and (ii) none of Parent, the Offeror or, to the knowledge of each of Parent and the Offeror, any of the persons referred to in clause (i) above, has effected any transaction in Shares or any other equity securities of Castle Brands during the past 60 days.

        Except as set forth elsewhere in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, the Offeror or, to the knowledge of each of Parent and the Offeror, any of the persons listed in Schedule A, on the one hand, and Castle Brands or any of its executive officers, directors and/or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        Neither Parent nor the Offeror has made arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

        Pursuant to Rule 14d-3 under the Exchange Act, the Offeror and Parent have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits are available on the SEC's website at www.sec.gov.

10.   Background of the Offer; Contacts with Castle Brands

Background of the Offer and the Merger.

        The following chronology summarizes the key meetings and other events between representatives of Pernod Ricard and representatives of Castle Brands that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among Pernod Ricard and Castle Brands and their representatives. For a summary of additional activities of the Company relating to the signing of the Merger Agreement, please refer to the Schedule 14D-9 being mailed to shareholders with this Offer to Purchase.

        In the ordinary course of its business, Pernod Ricard evaluates acquisition opportunities, primarily focusing on brands and products that fit within its prestigious brand portfolio. One area of particular interest for Pernod Ricard has been the premium and super premium bourbon whiskey market in the United States.

        On April 19, 2017, PWP contacted Pernod Ricard to gauge its interest in the Company.

        On May 3, 2017, Pernod Ricard signed a confidentiality agreement with the Company and received a confidential information memorandum ("CIM"). On May 4, 2017, PWP held a meeting with representatives of Pernod Ricard in Paris, France to discuss the CIM.

        On May 15, 2017, PWP provided Pernod Ricard with a bid instruction letter, requesting that preliminary indications of interest be submitted by June 1, 2017.

        Towards the end of May 2017, Pernod Ricard told PWP that it would not be able to submit an indication of interest by the June 1 deadline.

        On June 15, 2017, another company involved in the Company's sale process, which we refer to as Company A, indicated to PWP that it would be interested in pursuing a joint acquisition of the Company with Pernod Ricard, a transaction in which Pernod Ricard would acquire the Company's assets relating to the Jefferson's bourbon whiskey products (collectively, the "Jefferson's Assets") and Company A would acquire the assets relating to the Goslings rum and ginger beer products (collectively, the "Goslings Assets") and all other non-Jefferson's Assets (together with the Goslings Assets, the "Non-Jefferson's Assets"). The transaction would be structured as a merger of a wholly-owned subsidiary of Company A with and into the Company, with the Company surviving as a wholly-owned subsidiary of Company A. Immediately following the closing of such merger, Company A would sell the Jefferson's Assets to Pernod Ricard.

        On July 8, 2017, Pernod Ricard and its advisors were granted access to the VDR.

        On August 7, 2017, PWP and the Company held a conference call with representatives of Pernod Ricard to discuss certain of the Jefferson's Assets and the related supply chain.

        Between the end of August 2017 and the end of September 2017, Pernod Ricard and Company A continued their due diligence investigation of the Company.

        On October 30, 2017, the Company's and Pernod Ricard's management teams met to discuss the Jefferson's bourbon whiskey products and the related supply chain. Over the next several months, Pernod Ricard continued its due diligence of the Company, with a particular focus on the supply chain for the Jefferson's bourbon whiskey products.

        On January 24, 2018, representatives of Pernod Ricard provided PWP with an indicative timeline of Pernod Ricard's and Company A's potential joint proposal for the acquisition of the Company.

        From February 2018 through March 2018, Pernod Ricard continued due diligence on critical valuation items related to taxes and change of control provisions in the Company's contracts.

        On May 31, 2018, representatives of Pernod Ricard participated in a call with PWP to provide their valuation perspectives on the Jefferson's assets.

        On August 30, 2018, Pernod Ricard and Company A submitted a written non-binding letter of intent ("LOI") to the Company. The LOI proposed three separate and mutually exclusive transactions that Pernod Ricard and/or Company A would be willing to complete with the Company. In the first proposed transaction, Company A would purchase all of the outstanding shares of common stock of the Company at a purchase price of $1.46 per share. Immediately following the closing of such transaction, Company A would sell the Jefferson's Assets to Pernod Ricard. The first proposal reflected an enterprise value for the Company of $331.4 million. In the second proposed transaction, Pernod Ricard would purchase the Jefferson's Assets from the Company for approximately $170 million in cash on a debt-free and cash-free basis. In the third proposed transaction, Company A would acquire the Non-Jefferson's Assets for approximately $139.2 million in cash on a debt-free and cash-free basis. If the Company decided to enter into the first or second transaction, Pernod Ricard and Company A would enter into a liquids supply agreement under which Company A would supply liquids to Pernod Ricard for use in the production of the Jefferson's bourbon whiskey products. In the LOI, Pernod Ricard indicated that it its exclusive financial advisor was Bank of American Merrill Lynch ("BAML") and its legal advisor was Debevoise & Plimpton LLP ("Debevoise"). That same day, PWP held a conference call with BAML to receive additional clarification on the terms of the LOI.

        During the second week of September 2018, the Company's management responded to the LOI with revisions to the proposal and orally communicated to Pernod Ricard and Company A that the per share price would need to be raised in order for the Company Board to be supportive of the proposed deal.

        On September 19, 2018, Pernod Ricard and Company A submitted a revised, written non-binding LOI for the Company, increasing the purchase price to $1.53 per share and providing for a merger with Company A followed immediately by a back-to-back sale of the Jefferson's Assets to Pernod Ricard. In the revised LOI, Pernod Ricard and Company A indicated they were open to a two-step transaction involving a cash tender offer from the buyer's wholly-owned subsidiary followed by a back-end "short form" merger. In the revised LOI, Pernod Ricard and Company A requested the exclusive right to negotiate the transaction with the Company for 30 days with the possibility of up to two 15-day extensions so long as Pernod Ricard and Company A continued to have good faith negotiations with the Company.

        On September 21, 2018, the Company's management responded to the revised LOI by accepting the price of $1.53 per share and making certain revisions to the exclusivity and other provisions.

        Between September 21, 2018 and September 28, 2018, discussions and negotiations between the parties continued with respect to the non-economic terms of the LOI.

        On September 28, 2018, Pernod Ricard, Company A and the Company executed the LOI. The September 28 LOI indicated that the $1.53 per share purchase price implied an increase of approximately 5% over the enterprise value supporting Pernod Ricard's and Company A's August 30 offer and was derived from an enterprise value of $347.4 million for the Company. The September 28 LOI also noted that the per share purchase price represented a 51% premium over the closing price of the Company's common stock on the NYSE American on September 18, 2018 of $1.01 per share and a 32% premium over the three-month volume weighted average price. The LOI indicated that Pernod Ricard and Company A would finance the transaction with cash on hand and with funds from existing credit facilities. The LOI provided Pernod Ricard and Company A with the exclusive right to negotiate the transaction with the Company for 30 days with the possibility of up to two 15-day extensions upon mutual agreement of the parties.

        From October 2018 through the end of November 2018, Pernod Ricard and Company A conducted extensive due diligence with the Company's management and PWP. The Company arranged with representatives of the Goslings family to have two separate meetings in Bermuda with Company A to discuss changes to certain corporate and commercial agreements involving the Company and the Goslings family (the "Amendments to the Goslings Agreements") in connection with a potential acquisition.

        On October 16, 2018, Holland & Knight LLP, the Company's outside legal counsel ("H&K"), and the Company received from Debevoise an initial draft of a merger agreement for the transactions contemplated by the September 28, 2018 LOI, which among other matters, included separate representations with respect to the Jefferson's Assets and the Non-Jefferson's Assets, as well as from the Company on a consolidated basis. The draft contemplated that all officers and directors of the Company would tender and vote their shares in the transaction pursuant to a tender and support agreement (the "Support Agreement"). The draft conditioned the merger with Company A on the completion of the sale to Pernod Ricard of the Jefferson's Assets. The Merger Agreement also contemplated an equity commitment letter from Company A and debt commitment letter from Pernod Ricard to fund the transaction. The Merger Agreement proposed a termination fee of 6% of the equity value of the Company, which would be payable by the Company if it terminated the Merger Agreement for a superior proposal or if the Company Board changed its recommendation with respect to the transaction and Company A elected to terminate the Merger Agreement. The Merger Agreement also required the Company to pay the out-of-pocket expenses of Company A and Pernod Ricard and their respective affiliates (subject to an unspecified cap) in the event the Merger Agreement was terminated due to the Company's shareholders not approving the Merger in a shareholder vote.

        Between October 26, 2018 and November 4, 2018, the Company, Pernod Ricard, Company A and their respective counsel continued to negotiate the Merger Agreement and the asset purchase agreement between the Company, Company A and Pernod Ricard governing the terms of the sale of the Jefferson's Assets by Company A to Pernod Ricard at the closing of the Merger.

        On October 31, 2018, the Company extended Pernod Ricard's and Company A's exclusivity period through November 15, 2018 (which was subsequently extended through November 30, 2018).

        In mid-November 2018, Company A communicated to PWP that it was proposing to revise its per share purchase price from $1.53 to $1.48 based on a number of factors, including some unexpected costs and liabilities discovered in its due diligence investigation of the Company.

        On November 18, 2018, Company A's legal counsel and Debevoise sent H&K and the Company further revised drafts of the Merger Agreement and the purchase agreement for the Jefferson's Assets.

        On November 26, 2018, H&K and the Company sent a revised asset purchase agreement to Debevoise and Company A's legal counsel.

        On November 30, 2018, Company A provided the Company with written notice that it was no longer interested in pursuing an acquisition of the Company, thereby ending the consideration of a three-party transaction involving the Company, Pernod Ricard and Company A.

        On December 3, 2018, Pernod Ricard submitted an offer to acquire only the Jefferson's Assets for a purchase price of $186 million in cash on a debt-free and cash-free basis. After discussions with the Company's management, PWP responded to the offer by telling Pernod Ricard that the Company was not interested in a transaction for the Jefferson's Assets only.

        On December 10, 2018, Pernod Ricard received notice from the Company to return or destroy the confidential information provided to it.

        In late February 2019, the Company's CEO and the Company's Chairman met with Pernod Ricard's Group Strategy and M&A Director. At this meeting, Pernod Ricard's Group Strategy and M&A Director maintained that Pernod Ricard was only interested in purchasing the Jefferson's Assets, and proposed a transaction in which the Company contributed the Jefferson's Assets into a joint venture with Pernod Ricard. This was the first interaction between the Company and Pernod Ricard since December 2018.

        In April 2019, in a conversation between Pernod Ricard's Group Strategy and M&A Director and a representative of PWP, the Group Strategy and M&A Director indicated that Pernod Ricard was now seriously exploring the possibility of making an offer to purchase the whole Company, not only the Jefferson's Assets. Driven by this expanded interest, throughout April and May 2019, the Company and PWP continued to have conversations with Pernod Ricard with respect to the potential acquisition of the Company.

        On May 13, 2019, representatives of Pernod Ricard met with representatives of the Company. At that meeting, representatives of the Company made clear to Pernod Ricard that the Company was not interested in pursuing a joint venture transaction with the Jefferson's Assets.

        On May 24, 2019, the Company and Pernod Ricard entered into a new NDA, and on May 25, 2019, Pernod Ricard was granted access to the VDR to conduct due diligence for a potential acquisition of the Company.

        From late May 2019 through August 2019, Pernod Ricard continued due diligence with a focus on the Goslings Assets. During this time, Pernod Ricard and the Goslings began negotiations on the

Amendments to the Goslings Agreements that Pernod Ricard considered necessary in order to proceed with the proposed acquisition.

        On June 24, 2019, the Company's Chairman and the Company's COO and representatives of Pernod Ricard's management met in Paris, France to discuss the Goslings Assets, business strategy and the Amendments to the Goslings Agreements.

        On July 17, 2019 and July 18, 2019, representatives of Pernod Ricard's management, the Company's COO and GC and the Goslings and their advisors met in Bermuda to discuss the Amendments to the Goslings Agreements.

        On July 23, 2019, Pernod Ricard and the Goslings executed a term sheet with respect to the Amendments to the Goslings Agreements that would become effective upon completion of a potential acquisition of the Company by Pernod Ricard.

        On July 24, 2019, management of Pernod Ricard informed the Company's management that the board of Pernod Ricard had met and instructed its management team to move forward with negotiating a potential acquisition of the Company. The Company was advised that a proposal would likely to be forthcoming.

        On July 29, 2019, Pernod Ricard submitted to the Company a LOI to purchase all of the Company's shares of common stock, on a fully diluted basis, for a purchase price of $1.25 per share. The transaction would be structured as a tender offer for all shares of the Company's common stock, followed by a second step back-end "short-form" merger. The offer was contingent on the satisfactory completion of due diligence and the completion of forms of a merger agreement and tender and support agreement, which had been substantially fully negotiated in late 2018 prior to the termination of discussions between the Company, Pernod Ricard and Company A. The transaction was also conditioned on simultaneous entry into the Amendments to the Goslings Agreements. The LOI proposed a 45-day exclusivity period. The LOI also contained a non-solicitation provision with a "fiduciary out" provision for the benefit of the Company and its shareholders. The LOI proposed a $20 million termination fee payment by the Company to Pernod Ricard in the event that the Company entered into an alternative transaction during the exclusivity period or during the 12-month period following the expiration of the exclusivity period.

        On July 30, 2019, the Company's CEO advised the Group Strategy and M&A Director of Pernod Ricard that the Company considered the LOI to be a serious proposal and suggested that the Company's and Pernod Ricard's management teams speak in the following days. The parties agreed to speak and also to advise their respective financial advisors and legal counsel to begin speaking about financial and legal process issues.

        The Company's and Pernod Ricard's management teams met telephonically on July 31, 2019 to discuss the Company's initial reactions to the LOI. Specifically, the parties addressed the per share purchase price and the need for Pernod Ricard to reach agreement with the Goslings on the Amendments to the Goslings Agreements. The Company's management indicated that the per share price offered was a substantial decrease from the price of $1.53 per share in the transaction of 2018 that did not materialize. Pernod Ricard indicated that the $1.25 was the highest price that it was prepared to offer at that time. The amount of the proposed termination fee was also addressed and the Company's management expressed the view that the proposed fee was materially higher than any fee that it would consider if the transaction were to move forward. The parties agreed that the parties' legal counsel should discuss this matter.

        During the first week of August 2019, H&K and Sullivan & Cromwell, PWP's legal advisor ("S&C") spoke with Debevoise to discuss legal and process issues that needed to be addressed if the parties were to pursue a transaction. Legal due diligence was initiated using the diligence from the fall of 2018 as the starting point.

        On the morning of August 9, 2019, the Company's management communicated a counteroffer to Pernod Ricard's management and its financial and legal advisors. The Company proposed a purchase price per share of $1.30 per share on a fully diluted basis and a 30-day exclusivity period. The Company also stated that the definitive merger agreement would contain an appropriate termination fee provision, consistent with the Company Board's fiduciary duties.

        In response to this counteroffer, on August 9, 2019, Pernod Ricard's management made a counteroffer of $1.26 per share. On August 9, 2019, the Company's CEO orally responded to Pernod Ricard with a counteroffer of $1.27 per share, to which Pernod Ricard indicated later that day it would accept.

        H&K then revised the revised written LOI to reflect the $1.27 per share price. The revised written LOI was transmitted to Pernod Ricard's management and its financial and legal advisors on August 9, 2019.

        The parties' management teams and legal counsel continued extensive conversations and negotiations regarding the revised LOI between August 10 and August 13, 2019 and the final LOI was executed by the parties on August 13, 2019. The parties continued to work through the Amendments to the Goslings Agreements and the parties' legal counsel continued to work through diligence and process issues for the proposed transaction.

        On August 13, 2019, H&K provided comments to the latest version of the Merger Agreement that had earlier been provided by Debevoise to reflect the terms of the transaction contemplated by the new LOI. H&K, S&C and Debevoise discussed changes to various provisions in the Merger Agreement and Support Agreement during the remainder of the week. Debevoise circulated revised versions of the Merger Agreement and the Support Agreement on August 20, 2019 and H&K provided comments on August 21, 2019. Debevoise then circulated revised drafts of the Merger Agreement and Support Agreement on August 23, 2019.

        During the week of August 19, 2019, Pernod Ricard continued to have extensive discussions with the Goslings about the Amendments to the Goslings Agreements. Pursuant to such negotiations, the parties agreed that a cash payment in the amount of $4 million, before taxes, would be made to the Goslings at the closing of the Merger to resolve a dispute relating to an intercompany receivable held by Gosling-Castle Partners Inc.

        The Merger Agreement and the Support Agreement were finalized by the parties during the weekend of August 24 and 25, 2019, except for the amount of the termination fee. At that time, through a series of offers and counteroffers, Pernod Ricard had proposed a termination fee of $12 million and the Company had proposed a termination fee of $8 million.

        The parties' legal counsel continued to finalize the disclosure letter to the Merger Agreement on August 27 and 28, 2019 and the Amendments to the Goslings Agreements were finalized on August 28, 2019. The parties also reached a final agreement that the termination fee would be $10 million, which represented approximately 4.5% of the equity value of the proposed transaction.

        Pernod Ricard and the Company issued a joint press release on August 28, 2019, announcing the proposed transaction.

        On September 5, 2019, Parent and the Company each filed a Premerger Notification and Report Form concerning the Offer with the U.S. Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division").

        The Tender Offer was commenced by the Offeror on September 11, 2019.

11.   Purpose of the Offer and Plans for Castle Brands; Transaction Documents

        Purpose of the Offer.    The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent to acquire control of, and all of the outstanding equity interests in, Castle Brands. The Offer, as the first step in the acquisition of Castle Brands, is intended to facilitate the acquisition of all outstanding Shares. The Merger Agreement provides, among other things, that the Offeror will be merged with and into Castle Brands and that, upon consummation of the Merger, Castle Brands, as the Surviving Corporation, will become a wholly owned subsidiary of Parent.

        If you tender your Shares in the Offer, you will cease to have any equity interest in Castle Brands or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Surviving Corporation and will not have any right to participate in its earnings and future growth and instead will only have the right to receive an amount in cash equal to the Offer Price, net of applicable withholding and without interest. Similarly, after tendering your Shares in the Offer or the conversion of your Shares in the subsequent Merger, you will not bear the risk of any decrease in the value of Castle Brands or the Surviving Corporation, as applicable.

        No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, shareholders may be entitled to statutory appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Section 607.1302 of the FBCA. Such shareholder will not be entitled to receive the Offer Price (in each case, net of applicable withholding taxes and without interest), but instead will be entitled to receive only those rights provided under Section 607.1302 of the FBCA. Shareholders must properly perfect their right to seek appraisal under the FBCA in connection with the Merger in order to exercise appraisal rights. See Section 16—"Appraisal Rights."

        Plans for Castle Brands.    If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of Castle Brands and the Company Board shortly thereafter. We expect that, initially following the consummation of the Offer and the Merger, the operations of Castle Brands, as the Surviving Corporation, will be conducted substantially as they are currently being conducted. Parent intends to conduct a comprehensive review of Castle Brands' business and operations after the completion of the Offer and the Merger and will take such actions with respect to Castle Brands' business and operations as it deems appropriate under the circumstances.

        In connection with the negotiations with the Gosling family, Parent granted Gosling's Limited and Gosling's International Limited a call option on Castle Brands' 80.1% interest in Gosling-Castle Partners Inc. At any time during the 90-day period following the consummation of the Merger, Gosling's Limited and Gosling's International Limited may provide written notice to Castle Brands of their exercise of the call option. If such written notice is provided, Castle Brands is obligated to sell its 80.1% interest in Gosling-Castle Partners to Gosling's Limited and Gosling's International Limited for an aggregate purchase price of $100,000,000, subject to adjustments for taxes and for cash and indebtedness of Gosling-Castle Partners.

        In addition, as part of its ordinary course portfolio management, Parent may decide to sell certain of the Company's non-Jefferson's brands. Parent has no current plans to sell any of those brands.

        Except as set forth in this Offer to Purchase, including as contemplated in this Section 11, neither the Offeror nor Parent has present plans or proposals that would relate to or result in (a) any extraordinary transaction involving Castle Brands or any of its subsidiaries (such as a merger, reorganization or liquidation), (b) any purchase, sale or transfer of a material amount of assets of Castle Brands or any of its subsidiaries, (c) any material change in Castle Brands capitalization or dividend rate or policy or indebtedness, (d) any change in the Company Board or management of Castle Brands, (e) any other material change in Castle Brands' corporate structure or business, (f) any class of equity securities of Castle Brands being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (g) any class of equity securities of Castle Brands becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (h) the suspension of Castle Brands' obligation to file reports under Section 15(d) of the Exchange Act, (i) the acquisition by any person of additional securities of Castle Brands, or the disposition of securities of Castle Brands, or (j) any changes in Castle Brands' charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Castle Brands.

        At the Effective Time, (a) the members of the board of directors of the Offeror as of immediately prior to the Effective Time will be the directors of the Surviving Corporation, and such directors will hold office until their respective successors are duly elected and qualified or their earlier death, resignation or removal, and (b) the officers of Castle Brands as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

        The Merger Agreement.    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning Castle Brands." The Merger Agreement is not intended to provide any other factual information about Parent, the Offeror or Castle Brands. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among Parent, the Offeror and Castle Brands, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in a confidential disclosure letter that was provided by Castle Brands to Parent and the Offeror but is not filed with the SEC as part of the Merger Agreement. Castle Brands' shareholders are not third-party beneficiaries under the Merger Agreement. Accordingly, Castle Brands' shareholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date hereof, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the public disclosures of Parent, the Offeror or Castle Brands. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

        The Offer.    The Merger Agreement provides that the Offeror will commence the Offer as promptly as reasonably practicable following the execution of the Merger Agreement, but not later than fifteen business days after the announcement of the execution of the Merger Agreement and, upon the terms and subject to the conditions of the Merger Agreement, including the satisfaction or waiver of all of the Offer Conditions, accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, as further described below. Pursuant to the terms of the Merger Agreement, unless extended or amended in accordance with the Merger Agreement, the Offer will expire at midnight, New York time (i.e., one minute after 11:59 p.m., New York time), on October 8,

2019 (the "Initial Offer Expiration Date"), which is the date that is 20 business days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer.

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Parent and the Offeror reserve the right to increase the Offer Price, waive, in whole or in part, any Offer Condition (other than the Minimum Condition) or modify the terms of the Offer; provided, however, that no change may be made without the prior written consent of Castle Brands that (i) decreases the price per Share payable in the Offer (other than adjustments to the Offer Price to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the Shares occurring or having a record date on or after the date of the Merger Agreement and prior to the payment by the Offeror for the Shares), (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares sought to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the Offer Conditions, (v) amends, modifies or waives the Minimum Condition, (vi) modifies or amends any of the Offer Conditions in any manner adverse to the holders of Shares or (vii) except in a manner required or permitted by the Merger Agreement, extends the Initial Offer Expiration Date.

        The Merger Agreement provides that the Offer Price will be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the Shares occurring or having a record date on or after the date of the Merger Agreement and prior to the payment by the Offeror for the Shares.

        Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offer may be extended from time to time as follows:

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  If at any then-scheduled expiration of the Offer, any Offer Condition is not then satisfied or, to the extent permitted by the Merger Agreement and applicable law, waived, then the Offeror must extend the Offer on one or more occasions for consecutive periods of at least two business days, but no more than ten business days, each as determined by Parent in its sole discretion, or for such longer period(s) as Parent and Castle Brands may otherwise agree, up until the End Date in order to permit such Offer Condition(s) to be satisfied; provided that such extension is subject to the Offeror's right to terminate the Offer and pursue the Merger in connection with a Conversion Event (as defined below) and the parties' respective rights to terminate the Merger Agreement in accordance with its terms;

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  If, less than five business days prior to any then-scheduled expiration of the Offer all of the Offer Conditions have been satisfied or, to the extent permitted by the Merger Agreement and applicable law, waived, then the Offeror will have the right to extend the Offer for a period of up to five Business Days subject to the parties' respective rights to terminate the Merger Agreement in accordance with its terms; and

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  If the Offeror is required to extend the Offer on one or more occasions by any rule, regulation, interpretation or position of the SEC or the staff thereof or of the NYSE American applicable to the Offer; provided that such extension is subject to the Offeror's right to terminate the Offer and pursue the Merger in connection with a Conversion Event and the parties' respective rights to terminate the Merger Agreement in accordance with its terms, and that the Offeror will not be required to extend the period during which the Offer remains open to any date after the End Date.

        Subject to the terms and conditions of the Merger Agreement, including the satisfaction or waiver of the Offer Conditions, the Offeror will, and Parent will cause the Offeror to, (a) promptly, and in any event no later than 9:00 a.m., Eastern Time, on the business day (determined under Rule 14d-1(g)(3)

under the Exchange Act) immediately following the Offer Expiration Date, irrevocably accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer, and (b) as promptly as practicable following the Offer Acceptance Time, and in any event not later than the second business day (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter, pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, provided that with respect to Shares tendered pursuant to guaranteed delivery procedures, the Offeror is under no obligation to make any payment for such shares unless and until such shares are delivered in settlement or satisfaction of such guarantee. Subject to its rights and obligations under the Merger Agreement to extend the Offer, the Offeror will not be required to accept for payment or pay for any tendered Shares in the event that any Offer Condition has not been satisfied or waived at the scheduled Offer Expiration Date.

        Top-Up Option.    Under the Merger Agreement, Castle Brands has granted the Offeror an irrevocable and non-transferable option (the "Top-Up Option"), which the Offeror may exercise in certain circumstances following the consummation of the Offer, to purchase from Castle Brands such number of authorized and unissued shares of Common Stock (the "Top-Up Option Shares") that, when added to the number of Shares owned by Parent and its subsidiaries at the time of exercise of the Top-Up Option, constitutes one share of Common Stock more than 80% of the outstanding Shares on a fully diluted basis after giving effect to the issuance of the Top-Up Option Shares. If the Offeror acquires at least 80% of the issued and outstanding shares of Common Stock in the Offer (including pursuant to the Top-Up Option), the Offeror may consummate the Merger under Section 607.1104 of the FBCA without a shareholders meeting and without action by the Company's shareholders.

        Without the prior written consent of Castle Brands, the Top-Up Option may be exercised by the Offeror, in whole and not in part, only once, at any time following the consummation of the Offer until the tenth business day thereafter; provided that the Top-Up Option is not exercisable to the extent: (i) the number of Top-Up Option Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued shares of Common Stock (giving effect to the Company Stock Options), under any Company Stock Plan and any other rights to acquire Common Stock as if such shares were outstanding); (ii) any provision of applicable law or any judgment, injunction, order or decree of any governmental entity prohibits such exercise, or requires any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any governmental entity in connection with such exercise or the delivery of the Top-Up Option Shares in respect of such exercise, if such action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, or (iii) the Offeror has not accepted for payment and paid for Shares validly tendered (and not withdrawn) pursuant to the Offer as of the time of the issuance of the Top-Up Option Shares.

        The aggregate purchase price payable for the Top-Up Option Shares that would be purchased by the Offeror pursuant to the Top-Up Option is determined by multiplying the number of such Top-Up Option Shares then-subject to the Top-Up Option by the Offer Price. Such purchase price will be paid by Parent or the Offeror by paying in cash an amount equal to the aggregate par value of the Top-Up Option Shares and by executing and delivering to Castle Brands a promissory note having a principal amount equal to the balance of such purchase price. The Offeror may also elect to pay (or cause to be paid) all or a portion of the aggregate purchase price payable for the Top-Up Option Shares being purchased by the Offeror in cash.

        Any impact on the value of the Shares as a result of the issuance of the Top-Up Option Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 607.1302 of the FBCA.

        Conversion Event.    If (i) the Company Board makes a Company Adverse Recommendation Change (as defined below) (other than with respect to an Intervening Event) or (ii) at any then-scheduled Offer Expiration Date (A) there exists under applicable law any restriction or legal impediment on the Offeror's ability and right to exercise the Top-Up Option or (B) the shares of Common Stock issuable upon exercise of the Top-Up Option together with the Shares validly tendered in the Offer and not properly withdrawn are insufficient for the Offeror to reach at least 80% of the outstanding Shares on a fully diluted basis immediately after the Offer Closing (after giving effect to such exercise) (each of clause (A) and (B) in this clause (ii), a "Top-Up Impediment"), then the Offeror may, at its sole option, terminate the Offer and pursue a Merger (each of the events in clauses (i) and (ii), a "Conversion Event") by seeking approval of the Merger by the Castle Brands shareholders at a meeting of the shareholders. See Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Preparation of Proxy Materials and Castle Brands Shareholders Meeting."

        Recommendation.    The Company Board has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Castle Brands and its shareholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger, (c) directed that the Merger Agreement be submitted to a vote of the shareholders of Castle Brands for adoption at a meeting of the shareholders, if required by applicable law, and (d) recommended that the shareholders of Castle Brands accept the Offer, and tender their Shares pursuant to the Offer and, if required by applicable law, vote in favor of adoption of the Merger Agreement in accordance with the FBCA.

        The Merger.    The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the provisions of the FBCA, at the Effective Time, the Offeror will be merged with and into Castle Brands, and the separate corporate existence of the Offeror will cease and Castle Brands will be the Surviving Corporation and will become a wholly owned subsidiary of Parent. The Closing will take place no later than the third business after the satisfaction or waiver of the conditions to the Merger (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied), and immediately following, the payment for the Shares tendered in the Offer, or at such other time as agreed by Parent, the Offeror and Castle Brands. Subject to the provisions of the Merger Agreement, at the Closing, Parent and Castle Brands will cause the Merger to be consummated by filing with the Department the Articles of Merger executed, signed and acknowledged in accordance with, and in such form as is required by, the relevant provisions of the FBCA, and will make all other deliveries, filings or recordings required under the relevant provisions of the FBCA in connection with the Merger. The Merger will become effective at the Effective Time. Provided that the Offeror acquires at least 80% of outstanding shares of Company Common Stock on a fully diluted basis immediately after the closing of the Offer (including pursuant to the Top-Up Option), the Merger will be effected without a vote of the shareholders of Castle Brands in accordance with the provisions of the FBCA. Parent, the Offeror and Castle Brands have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time, without a vote of the shareholders of Castle Brands, in accordance with applicable law.

        Charter, Bylaws, Directors, and Officers.    The Merger Agreement provides that at the Effective Time, (a) the articles of incorporation of Castle Brands as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth on Exhibit A to the Merger Agreement, and as so amended and restated will be the articles of incorporation of the Surviving Corporation until thereafter further amended in accordance with its terms or as provided by applicable law, and (b) the by-laws of the Surviving Corporation will be amended and restated so as to read the same as the by-laws of the Offeror as in effect immediately prior to the Effective Time (except that all references to the Offeror therein will be changed to references to the Surviving Corporation) until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or as provided by applicable law.

        The Merger Agreement further provides that, at the Effective Time, (a) the members of the board of directors of the Offeror immediately before the Effective Time will be the directors of the Surviving Corporation, and (b) the officers of Castle Brands immediately before the Effective Time will be the officers of the Surviving Corporation, and in each case, will hold office until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

        Effect of the Merger on Capital Stock.    At the Effective Time:

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  each share of capital stock of the Offeror issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

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  each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, the Offeror, Castle Brands or any of their subsidiaries and (ii) Shares owned by any shareholders who are entitled to and properly demand and exercise their statutory appraisal rights, if applicable, and who comply in all respects with the provisions of Section 607.1301 to 607.1333 of the FBCA and (b) who have not effectively withdrawn such demand (collectively, the "Dissenting Shares"), will be automatically converted into the right to receive an amount in cash equal to the Offer Price, without interest.

        The Merger Agreement provides that, if at any time prior to the Effective Time, any change in the outstanding Shares occurs by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Offer Price will be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such event.

        Treatment of Equity Awards.    The Merger Agreement provides that each Company Equity Award (as defined below) will be treated in the following manner in connection with the Merger:

        Company Stock Options.    At the Effective Time, each option (or portion thereof) under the Company 2003 Stock Incentive Plan or the Company 2013 Incentive Compensation Plan (together, the "Company Stock Plans") or otherwise to acquire Shares, other than a Company ESPP Right (each, a "Company Stock Option") that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, will automatically be fully vested and cancelled and converted into only the right to receive an amount in cash, without interest, equal to the product of (a) the aggregate number of Shares subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (b) the excess, if any, of the Merger Consideration over the per Share exercise price of such Company Stock Option, less any taxes required to be withheld, payable as promptly as practicable following the Effective Time (and not later than the first regularly scheduled payroll date on or after the fifth business day after the Effective Time) through its payroll systems. Any Company Stock Option which has a per share exercise price that is greater than or equal to the Merger Consideration will be canceled at the Effective Time for no consideration or payment.

        Company Restricted Shares.    At the Effective Time, each award for Shares under any Company Stock Plan or otherwise that is subject to service-based restrictions or vesting conditions (each, a "Company Restricted Stock Award") that is outstanding immediately prior to the Effective Time will automatically be fully vested and converted into only the right to receive from Parent and the Surviving Corporation an amount in cash, without interest, equal to the product of (a) the aggregate number of Shares in respect of such Company Restricted Stock Award multiplied by (b) the Merger Consideration, less any taxes required to be withheld, payable as promptly as practicable following the

Effective Time (and not later than the first regularly scheduled payroll date on or after the fifth business day after the Effective Time) through its payroll systems.

        Company ESPP.    Pursuant to the Merger Agreement, Castle Brands will take all requisite action to: (a) cause any offering period underway as of the date of the Merger Agreement under the Company 2017 Employee Stock Purchase Plan (the "Company ESPP") to be the final offering period, such that no new offering period will commence under the Company ESPP after the date of the Merger Agreement and the current offering period underway will be terminated as soon as practicable, but no later than 30 days following the execution of the Merger Agreement (the "Final Purchase Date"); (b) make any pro-rata adjustments that may be necessary and that are permissible under the terms of the Company ESPP and applicable law to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP; (c) cause each participant's purchase right under the Company ESPP (the "Company ESPP Rights") to be exercised as of the Final Purchase Date; (d) ensure no new participants enroll in the Company ESPP after the date of the Merger Agreement and that no current participant in the Company ESPP can increase his or her payroll deductions from those in effect on the date of the Merger Agreement; and (e) terminate the Company ESPP as of the Final Purchase Date. On the Final Purchase Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP will be used to purchase Shares in accordance with the terms of the Company ESPP, and Share purchased prior to the Offer Closing thereunder will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration, less any taxes required to be withheld. No further Company ESPP Rights will be granted or exercised under the Company ESPP after the Final Purchase Date. Castle Brands will provide timely notice of the setting of the Final Purchase Date and termination of the Company ESPP in accordance with the Company ESPP.

        Pursuant to the Merger Agreement, Castle Brands agreed that, at or prior to the consummation of the Offer, each of Castle Brands, the Company Board and the Compensation Committee of the Company Board will adopt any resolutions and take any actions that are necessary to effectuate the provisions of the Merger Agreement with respect to a Company Stock Option, a Company ESPP Right or a Company Restricted Stock Award (collectively, "Company Equity Awards").

        At or prior to the consummation of the Offer, Castle Brands will terminate each Company Stock Plan, each Company Stock Option, each Company Restricted Stock Award and each Company ESPP Right without any further liability (other than the obligation to provide the awards and make the payments on the part of Castle Brands, the Surviving Corporation, Parent or any of their respective subsidiaries with respect to Company Stock Options and Company Restricted Stock Awards).

        Representations and Warranties.    In the Merger Agreement, Castle Brands has made customary representations and warranties to Parent and the Offeror with respect to, among other matters:

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  organization of Castle Brands, standing and power to operate its business;

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  enforceability of the Merger Agreement;

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  subsidiaries of Castle Brands;

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  capitalization of Castle Brands and outstanding Company Equity Awards;

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  corporate authorization to consummate the transactions contemplated by the Merger Agreement;

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  governmental authorizations required to consummate the transactions contemplated by the Merger Agreement;

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  non-contravention of organizational documents, applicable laws or contracts;

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  SEC reports filed by the Company;

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  financial statements and internal controls;

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  Castle Brands and its subsidiaries' liabilities;

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  affiliate transactions;

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  absence of certain changes (including the absence of a Company Material Adverse Effect (as defined below)) since March 31, 2019;

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  taxes;

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  brokers' and finders' fees;

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  employee matters;

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  employee benefit plans;

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  real property;

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  insurance;

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  accuracy of information supplied by Castle Brands for inclusion in the Schedule TO (and the documents included or incorporated by reference to the Schedule TO);

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  no Takeover Law (as defined below) applies to Castle Brands in connection with the transactions contemplated by the Merger Agreement;

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  fairness opinions of the financial advisors to the Company Board in connection with the transactions contemplated by the Merger Agreement;

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  ownership of material assets;

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  top customers and suppliers;

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  anti-corruption and sanctions;

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  compliance with applicable laws and permits;

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  certain litigation involving Castle Brands and its subsidiaries;

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  intellectual property;

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  IT systems, data security and privacy;

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  environmental matters;

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  Castle Brands and its subsidiaries' material contracts; and

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  Inventory and products.

Some of the representations and warranties in the Merger Agreement made by Castle Brands are qualified, among other things, as to "materiality" or a "Material Adverse Effect" standard. For purposes of the Merger Agreement, "Material Adverse Effect," as it relates to Castle Brands and its subsidiaries (a "Company Material Adverse Effect"), means any event, occurrence, fact, condition, change or effect that has had a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Castle Brands and its subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect does not include the impact of any event, occurrence, fact, condition, change or effect to the extent arising out of, relating to or resulting from: (a) any changes or developments in general economic, business, political, legislative or regulatory conditions; (b) any changes or conditions generally affecting the industry in which Castle Brands and its subsidiaries operate; (c) any changes or developments in financial, banking, securities, credit or other capital markets conditions in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) any decline in the price or trading volume of the Shares or the credit rating of Castle Brands (provided that the underlying cause of any such decline will not be excluded, unless such underlying cause would otherwise be excepted from this definition); (e) any changes in applicable laws, tax or accounting rules or principles (including GAAP) or the enforcement, implementation or interpretation thereof; (f) the negotiation, execution, delivery, performance, announcement, pendency or completion of the Merger Agreement or the Offer, the Merger or any other transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, investors, partners or employees of Castle Brands or any of its subsidiaries; (g) the identity of Parent or any of its affiliates as an acquirer of Castle Brands; (h) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism (including cyber-terrorism), or the escalation or worsening thereof; (i) any failure by Castle Brands to meet any internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (provided that the underlying cause of any such failure will not be excluded, unless such underlying cause would otherwise be excepted from this definition); (j) any action taken that is required by the Merger Agreement or the failure to take any action if that action is prohibited by the Merger Agreement, or any action taken (or omitted to be taken) with the written consent of or at the written request of either Parent or the Offeror; (k) any litigation or other proceeding brought in connection with the Merger Agreement or any of the transactions contemplated thereby, including, but not limited to, allegations of a breach of fiduciary duty or inadequate disclosure claims; or (l) any natural or man-made disasters or acts of God; except, in the case of any of clauses (a), (b), (c), (e), (h) or (l), if any such event, occurrence, fact, condition, change or effect has a disproportionate adverse effect on Castle Brands and its subsidiaries, taken as a whole, relative to the adverse effect that it has on other participants in the industry.

        Each of Parent and the Offeror has made customary representations and warranties to Castle Brands with respect to, among other matters:

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  organization, standing and power of Parent and the Offeror;

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  corporate authorization to consummate the transactions contemplated by the Merger Agreement;

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  enforceability of the Merger Agreement;

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  non-contravention of organizational documents or applicable laws;

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  governmental authorizations required to consummate the transactions contemplated by the Merger Agreement;

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  certain litigation involving Parent and its subsidiaries;

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  information supplied by Parent and the Offeror for inclusion in the Schedule 14D-9 to be filed by Castle Brands in connection with the transactions contemplated by the Merger Agreement;

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  financing of the transactions contemplated by the Merger Agreement;

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  capitalization of Parent and ownership of the Offeror;

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  operations of Parent and the Offeror;

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  Parent and its affiliates' ownership of Common Stock;

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  brokers' and finders' fees;

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  absence of arrangements with Castle Brands, shareholders, directors, officers, other than the Support Agreement; and

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  independent investigation of Castle Brands by Parent and the Offeror.

Some of the representations and warranties in the Merger Agreement made by Parent and the Offeror are qualified, among other things, as to "materiality" standard.

        The representations, warranties and covenants contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties thereto, and those representations, warranties and covenants should not be relied on by any other person. In addition, those representations, warranties and covenants:

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  have been made only for purposes of the Merger Agreement;

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  with respect to Castle Brands, have been qualified by (i) matters specifically disclosed in any documents filed with or furnished to the SEC by Castle Brands at least one business day prior to the date of the Merger Agreement (subject to certain exceptions) and (ii) confidential disclosures set forth in the confidential disclosure letter (the "Company Disclosure Letter") delivered by Castle Brands to Parent and the Offeror concurrently with the execution of the Merger Agreement—such information modifies, qualifies and creates exceptions to the representations and warranties made by Castle Brands in the Merger Agreement;

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  will not survive consummation of the Merger;

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  have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters of fact;

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  were, in certain instances, made only as of the date they were made in the Merger Agreement or such other date as is specified in the Merger Agreement; and

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  are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, including qualifications as to "materiality" or a "Company Material Adverse Effect," as described above.

Covenants

        Conduct of Business of Castle Brands.    The Merger Agreement provides that, from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement in accordance with its terms, except as expressly contemplated by the Merger Agreement, as set forth in the Company Disclosure Letter, as required by applicable law or as consented to in writing by the Offeror, Castle Brands is required to, and is required to cause its subsidiaries to, conduct its business in all material respects in the ordinary course and, to the extent consistent therewith and subject to compliance with the other restrictions set forth in the Merger Agreement, use its and their commercially reasonable efforts to (i) maintain and preserve intact, in all material respects, its and each of its subsidiaries' assets and business organization; (ii) keep available the services of its and its subsidiaries' current executive officers and key employees; and (iii) preserve in all material respects its and each of its subsidiaries' present relationships with customers, suppliers, distributors, licensors, licensees, lenders, partners and other persons having business relationships with it.

        The Merger Agreement also contains specific restrictive covenants as to certain actions taken by Castle Brands and its subsidiaries from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement pursuant to its terms, which provide that, except as expressly contemplated by the Merger Agreement, as set forth in the Company Disclosure Letter, as required by applicable law or as consented to in writing by the Offeror, Castle Brands and its subsidiaries will not take certain actions, including, among other things and subject to certain exceptions:

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  declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its subsidiaries' capital stock, except for dividends by a direct or indirect wholly owned subsidiary of Castle Brands to its parent;

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  adjust, split, combine or reclassify any of its capital stock or that of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its subsidiaries, except for the issuance of Shares upon the exercise, vesting or settlement of Company Stock Options in accordance with their terms thereof or pursuant to Company ESPP Rights;

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  repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any securities of Castle Brands or its subsidiaries (other than, in each case in accordance with their terms and in the ordinary course and consistent with past practice, (A) the acquisition by Castle Brands of Shares or Company Restricted Stock Awards in connection with the surrender of Shares by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options or by holders of Company Restricted Stock Awards upon the vesting thereof in order to pay taxes or other amounts due with respect thereto, (B) the withholding of Shares to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (C) the acquisition by Castle Brands of Company Stock Options and Company Restricted Stock Awards in connection with the forfeiture of such awards);

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  issue, deliver or sell any shares of its capital stock or any other Castle Brands securities, other than (A) the issuance of Shares upon the exercise, vesting or settlement of Company Stock Options outstanding as of the date of the Merger Agreement in accordance with the terms thereof or with respect to rights pursuant to a Company Stock Plan outstanding as of the date of the Merger Agreement or granted in accordance with the terms of the Merger Agreement or (B) any issuance of the Top-Up Shares in the event of the exercise of the Top-Up Option;

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  amend its organizational documents (whether by merger, consolidation or otherwise) in any material respect;

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  purchase an equity interest in, or a substantial portion of the assets of, any person or any division or business thereof (by merger, consolidation, acquisition of equity interests or assets or otherwise) except for any such transaction (A) for which the aggregate amount of the consideration paid or transferred (including all deferred or contingent consideration) by Castle Brands and its subsidiaries is not in excess of $500,000 individually or $1,000,000 in the aggregate, (B) for purchases or acquisitions of inventory, customer accounts and other assets in the ordinary course of business, including pursuant to Castle Brands' inventory supply agreements or arrangements, (C) pursuant to existing contracts as of the date of the Merger Agreement or (D) between or among Castle Brands and its wholly owned subsidiaries;

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  sell, lease or otherwise dispose of any of its properties, assets or rights (including capital stock of any subsidiary of Castle Brands), other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business, (B) sales or other dispositions of properties, assets or rights with a fair market value that does not exceed $500,000 individually or $1,000,000 in the aggregate, (C) sales of obsolete, used, excess or written off assets, (D) sales or dispositions of finished goods of Castle Brands or any of its subsidiaries or (E) pursuant to any contract existing and in effect as of the date of the Merger Agreement;

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  pledge, encumber or otherwise subject to a lien (other than a permitted lien) any of its properties, assets or rights (including capital stock of any subsidiary of Castle Brands);

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  incur, assume or prepay any indebtedness or guarantee any such indebtedness of another person, or enter into any "keep well" or other agreement to maintain any financial statement condition of another person;

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  make any loans or capital contributions to, or investments in, any person in excess of $500,000 in the aggregate other than (A) to any of the subsidiaries of Castle Brands or (B) travel or similar advances to Castle Brands' employees in the ordinary course of business;

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  except for claims and litigation with respect to which an insurer has the right to control the decision to settle, settle any material claim or litigation, in each case made or pending against Castle Brands or any of its subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of claims or litigation for an amount not to exceed $250,000 or, if greater, does not materially exceed the total incurred case reserve amount for such matter maintained by Castle Brands and/or its subsidiaries;

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  fail to produce and deliver certain products specified in the Merger Agreement (A) free from defects in workmanship, materials and design and in compliance with applicable law, (B) of a quality at least as high as that of historical blends in regard to sensory attributes and specifications and (C) fit for their intended use and fit for human consumption;

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  except as required by any Company benefit plan in effect as of the date of the Merger Agreement and listed in the Company Disclosure Letter, (A) increase the compensation payable or that could become payable to directors, employees or individual independent contractors or consultants of Castle Brands, (B) enter into any new or amend any existing employment, indemnification, severance, retention, change in control or similar agreement with any of its past or present directors, employees or individual independent contractors or consultants, (C) establish, adopt, enter into, amend or terminate any Company benefit plan or any other arrangement that would be a Company benefit plan if it were in existence as of the date of the Merger Agreement, other than routine annual modifications to Company benefit plans in the ordinary course of business and consistent with past practice that do not increase the cost of maintaining such plans by more than a de minimis amount, (D) accelerate any rights or benefits under any Company benefit plan, (E) fund any rabbi trust or similar arrangement, (F) grant or amend any long-term cash-based or equity-based incentive awards or (G) hire or terminate (other than for cause) any (x) executive officer or (y) other employee, individual independent contractor or consultant with annual base compensation greater than $100,000;

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  (A) enter into any agreement that would constitute a material contract or lease if it were in existence as of the date of the Merger Agreement other than in the ordinary course of business or (B) amend, terminate or modify any material terms or obligations under any material contract or lease except in the ordinary course of business;

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  change Castle Brands' methods of accounting in any material respect, except as required by concurrent changes in GAAP, Regulation S-X under the Exchange Act (or regulatory requirements with respect thereto);

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  make any capital expenditure or commitment for any capital expenditure except (A) as set forth in the Company Disclosure Letter, (B) to the extent consistent with the budget previously disclosed to Parent or (C) in amounts that do not exceed such budget by more than $1,000,000 in the aggregate;

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  make material changes to its insurance program, other than its directors' and officers' liability insurance and health insurance programs;

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  (A) terminate or, except to the extent not within Castle Brands' control, fail to renew or allow to lapse any required permits or (B) amend any required permits if doing so would adversely impact the ability of Castle Brands and its subsidiaries to conduct their businesses as a whole;

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  (A) settle or compromise any material tax claim, (B) make, change or revoke any material tax election, or adopt or change any material method of tax accounting or change any tax accounting period, (C) amend any income or other material tax returns, (D) surrender any right to claim a material tax refund, offset or other reduction in tax liability, (E) enter into any closing agreement or similar agreement with any tax authority in respect of taxes or any tax sharing, allocation, or indemnification agreement or arrangement (other than customary tax indemnifications contained in commercial agreements the primary purpose of which agreements does not relate to taxes), or (F) extend or waive the application of any statute of limitations regarding the assessment or collection of any material tax;

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  amend or modify any of the engagement letters of Castle Brands' financial advisors;

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  assign, transfer, license or abandon any material owned intellectual property, except in the ordinary course of business consistent with past practice;

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  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; or

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  agree, resolve or commit to do any of the foregoing.

        Access to Information.    From the date of the Merger Agreement until the earlier to occur of the Effective Time or the termination of the Merger Agreement in accordance with the terms, Castle Brands is required to, and will cause its subsidiaries to, subject to customary limitations and exceptions, (a) afford to Parent and its directors, officers, employees, partners, controlling persons, investment bankers, accountants, attorneys, advisors, consultants and other representatives "Representatives") reasonable access to the officers, employees, accountants, agents, properties, offices and other facilities and to the books and records of Castle Brands and its subsidiaries, (b) keep Parent apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement, including notifying Parent of any substantive notices or communication from or with any other Governmental Entity and (c) furnish to Parent and its Representatives such other information concerning the business and properties of Castle Brands relating to all necessary notices, reports, consents, registrations, approvals, permits, authorizations, or other filing made by or on behalf of Parent or any of its affiliates to any third party, including any Governmental Entity, in connection with the transactions contemplated by the Merger Agreement.

        Confidentiality.    Information disclosed pursuant to the Merger Agreement will be governed under the Confidentiality Agreement, dated May 24, 2019, between Pernod Ricard and Castle Brands.

        No Solicitation.    From the date of the Merger Agreement until the Effective Time or earlier termination of the Merger Agreement, Castle Brands will, and will cause its subsidiaries and its and their respective directors, officers and employees to, and will cause its other Representatives to, immediately cease and terminate any and all existing activities, discussions or negotiations, if any, that may be ongoing with any third party with respect to any Takeover Proposal. Castle Brands will not, and will cause its subsidiaries and its and their respective directors, officers and employees not to, and will cause its other Representatives and its controlled affiliates' other Representatives not to, directly or indirectly (a) solicit, initiate, knowingly encourage, induce or facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Takeover Proposal (as defined below), (b) have any discussions or negotiations regarding, or furnish to any third party any non-public information relating to Castle Brands or any of its subsidiaries with or for the purpose of facilitating, inducing or encouraging, any Takeover Proposal (other than solely, in response to an unsolicited inquiry, (i) to contact a party making a Takeover Proposal to clarify the terms thereof or (ii) to refer inquiring party to the no solicitation provisions of the Merger Agreement), (c) except where the Company Board makes a good faith determination, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (d) take any action to exempt any person (other than Parent and its subsidiaries) from the restrictions on "business combinations" or any similar provision contained in applicable Takeover Statutes or Castle Brands' organizational and other governing documents, (e) approve, endorse or recommend any Takeover Proposal, (f) enter into any letter of intent, acquisition agreement, merger agreement or other similar agreement (1) relating to any

Takeover Proposal, (2) that is intended to or would reasonably be expected to lead to a Takeover Proposal or (3) that would require any Takeover Proposal (other than a confidentiality agreement of the type specified in the Merger Agreement) (each, a "Company Acquisition Agreement") or (g) resolve to do any of the foregoing.

        If Castle Brands or any of its Representatives receives a bona fide, unsolicited Takeover Proposal that did not result from a breach of Castle Brands' obligations under the Merger Agreement, and if the Company Board or any duly constituted or authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) and, after consultation with its outside legal counsel, that the failure to take action with respect thereto would be inconsistent with the Company Board's fiduciary duties, then Castle Brands and its Representatives may, (a) provide access to Castle Brands' and its subsidiaries' employees, properties, assets, books and records and furnish information (including non-public information) with respect to the Company and its subsidiaries to such third party and its Representatives and (b) engage in or otherwise participate in negotiations regarding such Takeover Proposal.

        "Takeover Proposal" means a bona fide written proposal or offer by any person (other than by either Parent or any of its subsidiaries, including the Offeror) relating to, in a single transaction or series of related transactions, any (a) direct or indirect acquisition of assets of Castle Brands or any of its subsidiaries (including any capital stock, voting securities or other ownership interests of subsidiaries, but excluding sales of assets in the ordinary course of business) representing twenty percent (20%) or more of Castle Brands' consolidated assets, revenues or net income, (b) direct or indirect acquisition of twenty percent (20%) or more of the Shares, (c) tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the Shares or (d) merger, consolidation, other business combination or similar transaction involving Castle Brands or any of its subsidiaries, pursuant to which such person would own twenty percent (20%) or more of the consolidated assets, net revenues or net income of Castle Brands and its subsidiaries, taken as a whole.

        "Superior Proposal" means a bona fide written Takeover Proposal that (a) does not result from or arise out of a breach of Castle Brands' obligations under the Merger Agreement, (b) includes committed financing (if financing is required) and (c) the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms and is more favorable from a financial point of view to Castle Brands' shareholders than the transactions contemplated by the Merger Agreement, taking into account all of the terms and conditions and prospects for completion of such Takeover Proposal and of the Merger Agreement (including any proposal by the Offeror made to amend the terms of the Merger Agreement); provided that the term "Takeover Proposal" has the meaning defined above, except that all references to "20%" are changed to "100%".

        Castle Brands is required to notify the Offeror, as promptly as practicable (and in any event within 24 hours) following its receipt of any Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal or any initial request for non-public information concerning Castle Brands from any person or group who has made or would reasonably be expected to make a Takeover Proposal. Such notice must identify the third party making, and details of the material terms and conditions of, the Takeover Proposal or inquiry or request and provide copies of any written proposals, and related documentation. Castle Brands must keep the Offeror reasonably informed on a prompt basis of the status of any such Takeover Proposal, including any changes or material developments thereto, including by promptly providing to the Offeror copies of any additional or revised proposals or draft agreements.

        As described above, and subject to the provisions described below, the Company Board has determined to recommend that the shareholders of Castle Brands accept the Offer and tender their Shares to the Offeror in the Offer. Except as set forth in the Merger Agreement, neither the Company Board nor any committee thereof is permitted to:

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  (A) change, withhold, withdraw, modify or qualify, or authorize or resolve to or publicly propose or announce its intention to change, withhold, withdraw, modify or qualify, in each case, in any manner adverse to Parent, the Company Board Recommendation, (B) make any public statement inconsistent with the Company Board Recommendation, (C) if a Takeover Proposal has been publicly announced or disclosed, either fail to recommend against such Takeover Proposal or fail to reaffirm the Company Board Recommendation, as promptly as practical, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Takeover Proposal that is a tender offer or exchange offer within ten business days after the commencement of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with the terms of the Merger Agreement, or the failure by the Company Board to take a position with respect to such tender offer or exchange offer, will not be deemed a change to the Company Board Recommendation if such communication is made or such position is taken prior to the tenth business day after the commencement of such tender offer or exchange offer, or (E) adopt, approve or recommend to the shareholders of Castle Brands, or formally resolve to or publicly propose or announce its intention to adopt, approve or recommend to the shareholders of Castle Brands, a Takeover Proposal (any action described in this paragraph, a "Company Adverse Recommendation Change") or

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  authorize or cause Castle Brands or any of its subsidiaries to enter into a Company Acquisition Agreement.

Notwithstanding the foregoing or anything to the contrary in the Merger Agreement, at any time prior to the earlier of the Offer Closing or if a termination of the Offer has occurred, the Effective Time, the Company Board may, in response to a Superior Proposal or Intervening Event (as defined below), make a Company Adverse Recommendation Change of the type described in (A) above and, solely in response to a Superior Proposal, terminate the Merger Agreement in order to enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement if:

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  the Company Board, prior to effecting the Company Adverse Recommendation Change or delivering notice of termination, provides the Offeror five business days prior written notice of its intention to take such action, which notice must include a description in reasonable detail of such Superior Proposal (including related draft documentation) or Intervening Event;

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  Castle Brands is and remains in compliance with the no solicitation provision of the Merger Agreement;

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  during the five business days following such written notice, the Company Board and, if requested by the Offeror, and Parent's Representatives have negotiated in good faith with the Offeror regarding any revisions to the terms and conditions of the transactions contemplated by the Merger Agreement; and

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  at the end of the five business day period described above, the Company Board concludes in good faith (and taking into account any adjustment or modification of the terms of the Merger Agreement to which Parent and the Offeror have committed to in writing), that: (1) after consultation with Castle Brands' outside legal counsel and financial advisors, such Takeover Proposal (if any) continues to constitute a Superior Proposal, if applicable, and, after consultation with Castle Brands' outside legal counsel, that the failure to make a Company Adverse Recommendation Change or the failure to terminate the Merger Agreement in order to enter into (or permit any subsidiary to enter into) a Company Acquisition Agreement, as applicable, would be inconsistent with its fiduciary duties or (2) after consultation with Castle Brands' outside legal counsel, the failure to make a Company Adverse Recommendation Change in response to such Intervening Event, would be inconsistent with its fiduciary duties. Any material change to the terms, facts and circumstances relating to the Superior Proposal or Intervening Event will be deemed to be a new Superior Proposal or Intervening Event; provided that the time periods referred to above will be three business days instead of five business days.

        "Intervening Event" means an event, occurrence, fact, condition, change or effect that is material to Castle Brands and its subsidiaries, which (a) was not known or reasonably foreseeable to the Company Board as of the date of the Merger Agreement, (b) causes the Company Board to conclude in good faith (after consultation with outside legal counsel) that its failure to effect a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties and (c) does not involve a Takeover Proposal; provided, however, in no event will the following events, developments or changes in circumstances constitute an Intervening Event: (i) a decline in the price or trading volume of the Shares, (ii) the failure by Castle Brands to meet any internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period; (iii) any event, change or circumstance relating to Parent, the Offeror or any of their affiliates; (iv) any event, occurrence, circumstance, change or effect to the extent generally affecting the industries in which Castle Brands operates or in the economy generally or other general business, financial or market conditions, except to the extent that Castle Brands is adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (v) any change in any applicable law or GAAP; (vi) developments with respect to products and/or product research programs that are in Castle Brands' existing pipeline and/or business plan; and (vii) any event, occurrence, circumstance or other matter to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by Castle Brands (or refrained to be taken by Castle Brands) pursuant to the Merger Agreement.

        Nothing set forth in the Merger Agreement will prohibit Castle Brands or the Company Board from (i) taking and disclosing to the Castle Brands shareholders any position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act (other than a Company Adverse Recommendation Change, except to the extent otherwise permitted by the Merger Agreement) or (ii) making any "stop, look and listen" communication to Castle Brands' shareholders pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that any such communication does not contain either an express Company Adverse Recommendation Change or any other statements by or on behalf of Castle Brands or the Company Board that would reasonably be expected to have the same effect as a Company Adverse Recommendation Change.

        Preparation of Proxy Materials and Castle Brands Shareholders Meeting.    The Merger Agreement provides that, if the approval of the Merger by Castle Brands' shareholders is required by applicable law (including in connection with a Conversion Event), Castle Brands, with the assistance of Parent, will, as promptly as reasonably practicable after the commencement of the Offer, prepare and file with the SEC a proxy or information statement for use at a meeting of the Castle Brands shareholders. As soon as reasonably practicable following the acceptance of the proxy or information statement by the SEC, Castle Brands will establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Merger. Pursuant to the Merger Agreement, the Company Board will declare that the Merger Agreement is advisable and recommend to the Castle Brands shareholders to adopt the Merger Agreement and Castle Brands will use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Merger Agreement and the Merger; provided that Castle Brands will not have the foregoing obligation if there has been a Company Adverse Recommendation Change in accordance with the terms of the Merger Agreement or if the Merger Agreement has been validly terminated.

        Notwithstanding the foregoing, if, following the Offer Closing and the exercise, if any, of the Top-Up Option, Parent and its affiliates own at least 80% of the outstanding Shares, the parties will take all necessary and appropriate action, including with respect to the transfer to the Offeror of all Shares held by Parent or its affiliates, to cause the Effective Time to occur as soon as practicable after the Offer Closing without a meeting of the Castle Brands shareholders in accordance with Section 607.1104 of the FBCA.

        Notice of Certain Events.    The Merger Agreement provides that each party will promptly notify the other of:

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  any material notice or other material communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement.

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  any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated by the Merger Agreement.

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  any legal action commenced, or to such party's knowledge, threatened, related to the transactions contemplated by Merger Agreement ("Transaction Litigation").

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  any fact, event or circumstance that has had or would reasonably be expected to result in any Company Material Adverse Effect.

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  the occurrence of any event, change or effect following the date of the Merger Agreement which has resulted or is reasonably likely to result in the failure of any of the conditions to closing or the conditions of the Offer.

        Castle Brands agrees to keep Parent reasonably informed regarding any Transaction Litigation and to give Parent the opportunity to participate in the defense, settlement, or entry into any other agreement with respect to such Transaction Litigation. Castle Brands may not offer to make or make any payment or enter into any settlement with respect to any Transaction Litigation without Parent's prior written consent, which consent may not be unreasonably withheld, conditioned or delayed.

        Employees; Benefit Plans.    For the period commencing at the Effective Time and continuing through the end of Parent's fiscal year, Parent will cause the Surviving Corporation and each of its subsidiaries to provide the Castle Brands employees who remain employed by the Surviving Corporation and its subsidiaries immediately after the Effective Time (collectively, the "Company Continuing Employees") with (x) annual base salary or wage level no less favorable than that provided immediately prior to the Effective Time and (y) employee benefits (excluding any equity-based, non-recurring or transaction-related compensation, or any retiree healthcare or defined benefit retirement benefits) that are, in the aggregate, no less favorable than, as determined in Parent's sole discretion, either those provided to (i) similarly situated employees of Parent (or the entity by which the Company Continuing Employee is employed, as applicable) or (ii) the Company Continuing Employees by Castle Brands and its subsidiaries immediately prior to the Effective Time.

        With respect to any "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Parent or any of its subsidiaries, excluding any (i) retiree healthcare plans, (ii) defined benefit retirement plans or programs, (iii) frozen or grandfathered programs and (iv) equity compensation arrangements, in each case, maintained by Parent or any of its Subsidiaries (collectively, "Parent Benefit Plans") in which any Company Continuing Employees will participate on or after the Effective Time, Parent will, or will cause the Surviving Corporation to use commercially reasonable efforts to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent for all purposes in such Parent Benefit Plans; provided that such service will not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited for the same purposes under the corresponding Castle Brands employee plan.

        Unless otherwise requested by Parent, Castle Brands will take (or cause to be taken) all reasonably necessary or appropriate actions to withdraw as a participating employer in any 401(k) plan, contingent upon, and effective as of, no later than the business day preceding the Offer Closing.

        Directors' and Officers' Indemnification and Insurance.    Parent and Castle Brands agreed in the Merger Agreement that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of Castle Brands and its subsidiaries (the "Indemnified Parties") will be assumed by the Surviving Corporation at the Effective Time and continue in full force and effect in accordance with their terms for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six year period will continue to be subject to the terms of the Merger Agreement until disposition of such claim. Further, the provisions in the Surviving Corporation's organizational documents with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers must be no less favorable to such directors and officers than such provisions contained in Castle Brands' organizational documents in as of the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

        For a period of at least six years from the Effective Time, Parent must maintain, or must cause the Surviving Corporation to maintain, the current policies of the directors' and officers' liability insurance and fiduciary liability insurance maintained by Castle Brands (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time. Prior to the Effective Time, Castle Brands may purchase a six-year prepaid "tail policy" providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Castle Brands and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated the Merger Agreement. In the event the Company elects to purchase such a "tail policy", the Surviving Corporation must (and Parent must cause the Surviving Corporation to) maintain such "tail policy" in full force and effect and continue to honor their respective obligations thereunder. Parent also agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification agreements entered into by Castle Brands or any of its subsidiaries with any Indemnified Party.

        Reasonable Best Efforts.    Parent, the Offeror and Castles Brands each agreed in the Merger Agreement to use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to the Merger Agreement and to consummate and make effective, in an expeditious manner, the Offer, the Top-Up Option, the Merger and the other transactions contemplated by the Merger Agreement, including (i) obtaining all actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all registrations, filings and notices and taking all steps to obtain an approval, waiver or exemption from any governmental entity, (ii) obtaining all consents, qualifications, approvals, waivers or exemptions from non-governmental third parties, (iii) making any other submissions either required or deemed appropriate by either Parent or Castle Brands in connection with the Offer, the Top-Up Option, the Merger and the other transactions contemplated by the Merger Agreement under the Securities Act, the Exchange Act, the FBCA, the applicable rules and regulations of the NYSE American and any other applicable law and (iv) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the Transactions.

        The Merger Agreement provides that each of Castle Brands, Parent and the Offeror will use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act within ten business days of the date of the Merger Agreement and any additional consents and filings under any other antitrust law, and thereafter to respond to any request for additional information that may be made under the HSR Act or any other applicable antitrust law, in each case with respect to the Transactions, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other applicable antitrust law as soon as practicable. Each of Parent, the Offeror and Castle Brands further agreed in the Merger Agreement to cooperate with one another in (a) determining whether any other filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation or loan agreements or other contracts or instruments material to Castle Brands' business in connection with consummation of the Transactions and (b) making any such filings and seeking to obtain any such consents, permits, authorizations, approvals or waivers.

        In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Transactions, (i) each of Parent, the Offeror and Castle Brands will cooperate with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions and (ii) Parent and the Offeror must defend, at their cost and expense, any action in connection with the transactions contemplated by the Merger Agreement, and take all reasonably necessary steps to eliminate any impediments, including, but not limited to, such action or proceeding under the HSR Act (if applicable) or any other applicable antitrust law, to the ability of the parties to consummate the Merger and transactions contemplated by the Merger Agreement; provided that Parent and the Offeror are not required to take or agree to take an action that would reasonably be expected to result in a Company Material Adverse Effect. Notwithstanding the foregoing, Castle Brands is not required to agree to any term or take any action in connection with its obligations related to any such action or proceeding that is not conditioned upon consummation of the Merger.

        Each of Castle Brands, Parent and the Offeror further agreed in the Merger Agreement to use its reasonable best efforts to (i) cooperate with each other in connection with any filing or submission with a governmental entity in connection with the Transactions and in connection with any investigation, litigation or other inquiry by or before a governmental entity relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other parties informed, including informing the other parties of any material communication, received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Department of Justice (the "DOJ") or any other governmental entity and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, (iii) subject to applicable laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to any communication or documents to be submitted by it to the FTC, the DOJ, or any foreign governmental entity, including permitting the other party to review in draft any communication to be submitted by it to, give reasonable consideration to the other party's comments thereon, and consult with each other in advance of any in-person or telephonic meeting, (iv) unless prohibited, give the other parties the opportunity to attend and participate in all meetings and discussions with such governmental entity or other person; and (v) promptly provide the other parties with copies of all written communications or submissions to or from any governmental entity relating to the antitrust laws.

        Neither Parent nor Castle Brands will commit to or agree (or permit any of their respective subsidiaries to commit to or agree) with any governmental entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Law, without the prior written consent of the other. Neither Parent nor the Offeror nor any of their affiliates will acquire or agree to acquire any business if doing so would reasonably be expected to materially delay or prevent the consummation of the Transactions or materially increase the risk of any governmental entity seeking or entering an order prohibiting the consummation of the Transactions.

        Public Announcements.    Each of Castle Brands, Parent and the Offeror agreed in the Merger Agreement that no public release or announcement concerning the Transactions will be issued by any party without the prior written consent of Castle Brands and the Offeror (which consent will not be unreasonably withheld or delayed), except as may be permitted by the Merger Agreement or required by applicable law or the rules or regulations of any applicable United States securities exchange or governmental entity. Notwithstanding the foregoing, the restrictions set forth in this paragraph do not apply to any release or announcement in connection a Company Adverse Recommendation.

        Anti-Takeover Laws.    The Merger Agreement provides that if any "business combination," "control share acquisition," "fair price," "moratorium" or other anti-takeover law (collectively, "Takeover Laws") becomes or is deemed to be applicable to Castle Brands, Parent, the Offeror, the Offer, the Top-Up Option, the Merger or any other transaction contemplated by the Merger Agreement, then each of Castle Brands, Parent, the Offeror, and their respective board of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to render such Takeover Law inapplicable.

        Stock Exchange Delisting and Deregistration.    Pursuant to the Merger Agreement, Castle Brands will use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable law and rules and policies of the NYSE American to enable the delisting of Castle Brands and of the Shares from the NYSE American as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

        Section 16 Matters.    Prior to the Offer Closing, Castle Brands will take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by the Merger Agreement by each director or officer of Castle Brands who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Castle Brands.

        Rule 14d-10 Matters.    Prior to the Offer Closing, the Compensation Committee of the Company Board will cause each Castle Brands employee plan or any other arrangement pursuant to which consideration is payable to any officer, director, independent contractor, consultant or employee who is a holder of any security of Castle Brands to be approved by the Compensation Committee (comprised solely of "independent directors") in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the nonexclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

        Payoff of Exiting Debt.    At least three business days prior to the Offer Closing, Castle Brands must deliver to Parent copies of payoff letters specifying the aggregate amount (collectively, the "Payoff Amount") required to be paid to fully satisfy all obligations under Castle Brands' existing credit facilities, together with certain other payment obligations of Castle Brands (the "Company Payoff

Obligations") and providing, subject only to the payment of the Payoff Amount, for the payoff, satisfaction, discharge and termination in full of all such obligations and commitments, the termination and release of all guarantees of, and liens and other security over the properties and assets of Castle Brands and its subsidiaries securing, if applicable, all such obligations and the authorization of Castle Brands and its subsidiaries to file any lien terminations and releases in connection therewith. Subject to the receipt of the foregoing information, including copies of payoff letters specifying the Payoff Amount, Parent will provide to Castle Brands the Payoff Amount for the timely payment in full on the Closing Date of the Company Payoff Obligations.

        Sale Tax Exemption.    Castle Brands will use commercially reasonable efforts to obtain, prior to the Closing, valid sales tax exemption certificates (or other documentation necessary to claim an exemption from sales or similar tax) for all current sales and for all historic sales for which the applicable sales tax (or similar tax) statute of limitations has not yet expired, in each case with respect to sales for which Castle Brands or any of its subsidiaries will claim, or has claimed, an exemption from sales or similar tax imposed by any state or local authority in the United States.

        Conditions to each Party's Obligation to Effect the Merger.    Pursuant to the Merger Agreement, the respective obligations of Castle Bands, Parent and the Offeror to effect the Merger are subject to the satisfaction (or waiver in writing, if permissible under applicable law) of each of the following conditions at or prior to the Effective Time:

  •
  if required by law, the Merger Agreement must have been duly adopted by a vote of the Castle Brands shareholders;

  •
  no governmental entity having jurisdiction over any party to the Merger Agreement shall have enacted, issued, promulgated, enforced or entered any laws or orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement;

  •
  any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; and

  •
  unless the Offer is terminated, the Offeror shall have accepted for payment and paid for Shares validly tendered (and not withdrawn) pursuant to the Offer (including pursuant to any "subsequent offering period" provided by the Offeror pursuant to the Merger Agreement).

        Conditions to Obligation of Parent and the Offeror to Effect the Merger.    Solely if the Offer is terminated or the consummation of the Offer has not occurred, the obligation of Parent and the Offeror to effect the Merger is also subject to the satisfaction (or waiver in writing by the Offeror, if permissible under applicable law) at or prior to the Effective Time of the following conditions:

  •
  (i) the representations and warranties of Castle Brands in Article IV of the Merger Agreement (except for the representations and warranties in Section 4.02 (Capital Structure), Section 4.03(a) (Authority), Section 4.03(d) (Board Approval), Section 4.06(i) (Net Operating Loss Carryforwards), Section 4.12 (Takeover Statutes) and Section 4.13 (Opinions of Company Financial Advisors) of the Merger Agreement) having been and being true and correct in all respects (without giving effect to any materiality qualifier) when made in the Merger Agreement and as of immediately prior to the Offer Closing, as though made on and as of such date and time (or, if given as of a specific date, at and as of such date), except where the failure of the representations and warranties contained in Article IV of the Merger Agreement not to be true and correct would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Representations and Warranties")); and (ii) (x) the representations and warranties of Castle Brands in Section 4.03(a) (Authority), Section 4.03(d)

    (Board Approval), Section 4.12 (Takeover Statutes) and Section 4.13 (Opinions of Company Financial Advisors) of the Merger Agreement having been and being true and correct in all material respects (without giving effect to any materiality qualifier) or (y) Section 4.02 (Capital Structure) and Section 4.06(i) (Net Operating Loss Carryforwards) having been and being true and correct in all but de minimis respects;

  •
  Castle Brands' performance or compliance, in all material respects, with its covenants and agreements contained in the Merger Agreement and required to be performed or complied with by it at or prior to expiration of the Offer by it;

  •
  since the date of the Merger Agreement, there has not been any Company Material Adverse Effect or occurrence, fact, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

  •
  Castle Brands having delivered to the Offeror a certificate, dated as of the Closing Date and signed by an officer of Castle Brands, certifying as to the satisfaction of the conditions described in the three immediately preceding bullets; and

  •
  Castle Brands having delivered to the Offeror a certificate, stating that the Company is not and has not been for the past five years a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Sections 1.897-2(h)(1) and 1.1445-2(c)(3), together with a notice in form and substance required under Treasury Regulations Section 1.897-2(h)(2).

        Conditions to Obligation of Castle Brands to Effect the Merger.    Solely if the Offer is terminated or the consummation of the Offer has not occurred, the obligation of Castle Brands to effect the Merger is also subject to the satisfaction (or waiver in writing, if permissible under applicable law) at or prior to the Effective Time of the following conditions:

  •
  the representations and warranties of each of Parent and the Offeror set forth in the Merger Agreement being true and correct in all respects (without giving effect to any limitation indicated by the words "material adverse effect," "in all material respects," "in any material respect," "material" or "materially") when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which must be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or the Offeror to consummate the transactions contemplated by the Merger Agreement;

  •
  each of Parent and the Offeror having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required, under the Merger Agreement, to be performed or complied with by it at or prior to the Effective Time; and

  •
  the Offeror having delivered to Castle Brands a certificate, dated as of the Closing Date and signed by an officer of the Offeror, certifying as to the satisfaction of the conditions described in the two immediately preceding bullets.

        Termination.    The Merger Agreement provides that it may be terminated at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of Castle Brands) by mutual consent of the Offeror and Castle Brands, or as follows:

        by either the Offeror or Castle Brands:

  •
  if the Merger has not been consummated on or before January 31, 2020, or such other date as the Offeror and Castle Brands agree in writing (the "End Date"); provided, however, that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement was the primary cause of the failure of the Merger to be consummated on or before the End Date;

  •
  if any governmental entity has enacted, issued, promulgated, enforced or entered any law or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and such law or order has become final and nonappealable; provided, however, that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement was the primary cause of the issuance, promulgation, enforcement or entry of any such law or order; or

  •
  if consummation of the Merger requires approval by a vote of the Castle Brands' shareholders pursuant to applicable law and if the Merger is not approved by the shareholders at a duly convened meeting of the shareholders.

        by the Offeror:

  •
  if (i) Castle Brands has failed to include the Company Board Recommendation in the Schedule 14D-9 or the proxy statement to its shareholders, (ii) a Company Adverse Recommendation Change has occurred or (iii) if Castle Brands has breached or failed to perform its obligations under the no solicitation obligations; or

  •
  if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure to perform (i) would give rise to the failure of a condition to Closing if it was continuing as of the Closing Date and (ii) cannot be cured or is not cured by the earlier of (A) the End Date and (B) the date that is 30 days following receipt of written notice from the Offeror describing such breach or failure; provided that the Offeror will not have the right to terminate the Merger Agreement pursuant to this paragraph if either Parent or the Offeror is then in breach of any of its representations, warranties, covenants or agreements that would give rise to the failure of a condition to Closing if it were continuing on the Closing Date.

        by Castle Brands:

  •
  if, prior to the approval of the Merger by the Castle Brands shareholders, the Company Board authorizes Castle Brands, in compliance with the terms of the Merger Agreement, to enter into a Company Acquisition Agreement with respect to a Superior Proposal and Castle Brands concurrently pays the Company Termination Fee (as defined below); or

  •
  if either Parent or the Offeror breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition to Closing if it was continuing as of the Closing Date and (ii) cannot be cured by Parent or the Offeror or has not been cured by the earlier of (A) the End Date and (B) the date that is 30 days following receipt of written notice from Castle Brands describing such breach or failure; provided that Castle Brands will not have the right to terminate the Merger Agreement pursuant to this paragraph if Castle Brands is then in breach of any of its representations, warranties, covenants or agreements that would give rise to the failure of a condition to Closing if it were continuing on the Closing Date.

        Effect of Termination.    If the Merger Agreement is terminated in accordance with its terms, it will become void and of no further force and effect, with no liability on the part of any party (or any shareholder, director, officer, employee, agent or Representative of such party) to any other party to the Merger Agreement; provided, however, that (a) the confidentiality obligations of the parties, (b) the obligations of Castle Brands to pay the Company Termination Fee and (c) certain other matters, including, among others, the rights of the parties to seek specific performance of the terms of the Merger Agreement by the other party, will remain in full force and effect and survive any termination of the Merger Agreement. No such termination will relieve any party from any liability or damages arising out of such party's fraud prior to such termination or willful breach by such party of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, in which case the non-breaching party will be entitled to all rights and remedies available at law or in equity, including damages.

        Fees and Expenses Following Termination.    Under the Merger Agreement, Castle Brands has agreed to pay to Parent a one-time fee of $10,000,000 (the "Company Termination Fee") by wire transfer of immediately available funds, in the event that:

  •
  (i) the Merger Agreement is terminated by either Castle Brands or the Offeror (A) if the Merger has not been consummated by the End Date or (B) if consummation of the Merger requires approval by a vote of the Castle Brands' shareholders pursuant to applicable law and the Merger is not approved by the shareholders at a duly convened meeting of the shareholders (and provided such Takeover Proposal has not been withdrawn in good faith), (ii) a Takeover Proposal is publicly disclosed or made known to the Company Board after the date of the Merger Agreement and prior to the event that gave rise to such termination or right to terminate (and provided such Takeover Proposal has not been withdrawn in good faith prior to such event or in the case of a termination under (B), at least ten business days prior to Castle Brands' shareholder meeting) and (iii) within 12 months after the date of such termination, Castle Brands enters into a definitive agreement relating to any transaction included within the definition of a Takeover Proposal (which transaction is at any time thereafter consummated), or consummates a transaction included within the definition of a Takeover Proposal (provided that, solely for the purposes of this paragraph, all references to "20%" in the definition of "Takeover Proposal" will be deemed to be changed to "50%");

  •
  The Merger Agreement is terminated by the Offeror because (i) Castle Brands has failed to include the Company Board Recommendation in the Schedule 14D-9 or the proxy statement to its shareholders, (ii) a Company Adverse Recommendation Change has occurred or (iii) if Castle Brands has breached or failed to perform in any material respect its obligations under the no solicitation obligations; or

  •
  The Merger Agreement is terminated by Castle Brands because the Company Board authorizes Castle Brands to enter into a Company Acquisition Agreement with respect to a Superior Proposal.

        Amendment.    The Merger Agreement provides that any provision of thereof may be amended or waived at any time prior to the Effective Time if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties to the Merger Agreement or, in the case of a waiver, by each party against whom such waiver is to be effective; provided, however, that following the approval of the Merger by a vote of the Castle Brands shareholders, there can be no amendment to or waiver of the provisions of the Merger Agreement which by law or in accordance with the rules and regulations of the NYSE American would require further approval by the shareholders without obtaining such further approval.

        Specific Performance.    Under the Merger Agreement, the parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or otherwise, in addition to any other remedy at law or in equity.

        Support Agreement.    On August 28, 2019, the Supporting Shareholders collectively holding approximately 37% of the Shares outstanding as of August 28, 2019 (approximately 40% on a fully-diluted basis) entered into the Support Agreement, pursuant to the Support Agreement, each Supporting Shareholder has agreed to tender in the Offer all Shares (other than Company Stock Options that are not exercised during the term of the Support Agreement) beneficially owned by such Supporting Shareholder. In addition, the Supporting Shareholders have agreed that, during the time the

Support Agreement is in effect, at any meeting of the Castle Brands shareholders, or any adjournment or postponement thereof, such Supporting Shareholder will be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Shares:

  •
  in favor of adoption of the Merger Agreement approval of the transactions contemplated thereby;

  •
  against any action or agreement that is intended or would reasonably be expected to (a) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Castle Brands contained in the Merger Agreement, or of any Supporting Shareholder contained in the Support Agreement or (b) result in any of the Offer Conditions not being satisfied on or before the End Date;

  •
  against any change in the Company Board; and

  •
  against any Takeover Proposal and against any other action, agreement or transaction involving Castle Brands that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement.

        Each Supporting Shareholder also granted Parent an irrevocable proxy with respect to the foregoing.

        The Supporting Shareholders further agreed to certain restrictions with respect to their Shares, including restrictions on transfer, and agreed to comply with specified non-solicitation provisions.

        The Support Agreement will terminate with respect to a particular Supporting Shareholder upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the entry without the prior written consent of such Supporting Shareholder into any amendment or modification to the Merger Agreement or any waiver of any of Castle Brands' rights under the Merger Agreement, in each case, that results in a decrease in the Offer Price or changes the form of consideration in a manner adverse to the Castle Brands shareholders, (d) the mutual written consent of Parent and such Supporting Shareholder and (e) the occurrence of a Company Adverse Recommendation Change.

        The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreement which is filed as Exhibit (d)(2) of the Schedule TO.

        Confidentiality Agreement.    On May 24, 2019, Castle Brands and Pernod Ricard entered into a confidentiality agreement (the "Confidentiality Agreement"), pursuant to which Pernod Ricard and Castle Brands agreed that any confidential and/or proprietary non-public information and materials furnished by or on behalf of the disclosing party to the recipient party or its representatives would be considered confidential information (subject to customary exceptions). Under the Confidentiality Agreement, such information and materials are required to be kept confidential and to be used only for purposes of evaluating and implementing a possible transaction for a period of two years after disclosure of such materials and information. The Confidentiality Agreement contains customary standstill provisions that terminate if any person or group (other than Castle Brands or an affiliate of Castle Brands) acquires or enters into a definitive agreement with Castle Brands to acquire more than 50% of the outstanding shares of Castle Brands' common stock or assets of Castle Brands representing more than 50% of its consolidated earning power, or a third party makes a tender offer for more than 50% of the outstanding shares of Castle Brands' common stock and Castle Brands recommends to its shareholders the acceptance thereof in a published statement on Schedule 14D-9. The standstill provisions terminated upon Castle Brands' entry into the Merger Agreement.

        The foregoing description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement which is filed as Exhibit (d)(3) of the Schedule TO.

12.   Sources and Amount of Funds

        The Offeror estimates that it will need approximately $295 million to purchase all of the Shares pursuant to the Offer, make payments in respect of Company Stock Options and Company Restricted Stock Awards, fund amounts that will become payable under Castle Brands' existing credit facilities and certain other payment obligations of Castle Brands and pay the Merger Consideration and consummate the Merger, plus related fees and expenses related to the foregoing. Parent will provide the Offeror with sufficient funds to purchase all Shares properly tendered in the Offer and to provide funding for the Merger and the other transactions contemplated by the Merger Agreement, which are expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon Parent's or the Offeror's ability to finance the purchase of Shares pursuant to the Offer. Parent expects to obtain the necessary funds from cash and credit facilities available to Parent or its affiliates.

        The Offeror does not believe its financial condition is relevant to a decision by the holders of Shares whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the Offer is not subject to any financing condition;

  •
  if the Offeror consummates the Offer, it will acquire all remaining Shares for the same consideration in the Merger; and

  •
  Parent and/or one or more of its affiliates has, and will arrange for the Offeror to have, sufficient funds available to purchase all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Offer Expiration Date, to acquire the remaining outstanding Shares in the Merger.

13.   Conditions of the Offer

        Capitalized terms used in this Section 13—"Conditions of the Offer," but not defined herein have the respective meanings given to them in the Merger Agreement.

        Notwithstanding any other provision of the Merger Agreement or the Offer and in addition to (and not in limitation of) the Offeror's right or obligation to extend and amend the Offer pursuant to the Merger Agreement, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the Offeror will not be required to (and Parent will not be required to cause the Offeror to) accept for payment or pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer if any of the following conditions exist or have occurred and are continuing at the scheduled Offer Expiration Date:

  •
  the Minimum Condition has not been met;

  •
  the expiration or termination of any waiting period (and any extensions thereof) applicable to the Offer or the Merger under the HSR Act;

  •
  any court or governmental authority having jurisdiction over Parent, the Offeror or Castle Brands enacting, issuing, promulgating, enforcing or entering any restraint that would prohibit, render illegal or enjoin the consummation of the Offer or the Merger;

  •
  (i) the representations and warranties of Castle Brands in Article IV of the Merger Agreement (except for the representations and warranties in Section 4.02 (Capital Structure), Section 4.03(a)

    (Authority), Section 4.03(d) (Board Approval), Section 4.06(i) (Net Operating Loss Carryforwards), Section 4.12 (Takeover Statutes) and Section 4.13 (Opinions of Company Financial Advisors) of the Merger Agreement) having been and being true and correct in all respects (without giving effect to any materiality qualifier) when made in the Merger Agreement and as of immediately prior to the Offer Closing, as though made on and as of such date and time (or, if given as of a specific date, at and as of such date), except where the failure of the representations and warranties contained in Article IV of the Merger Agreement not to be true and correct would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement—Representations and Warranties")); and (ii) (x) the representations and warranties of Castle Brands in Section 4.03(a) (Authority), Section 4.03(d) (Board Approval), Section 4.12 (Takeover Statutes) and Section 4.13 (Opinions of Company Financial Advisors) of the Merger Agreement having been and being true and correct in all material respects (without giving effect to any materiality qualifier or (y) Section 4.02 (Capital Structure) and Section 4.06(i) (Net Operating Loss Carryforwards) having been and being true and correct in all but de minimis respects;

  •
  Castle Brands' performance or compliance, in all material respects, with its covenants and agreements contained in the Merger Agreement and required to be performed or complied with by it at or prior to expiration of the Offer by it;

  •
  since the date of the Merger Agreement, there has not been any Company Material Adverse Effect or occurrence, fact, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

  •
  the absence of a Company Adverse Recommendation Change;

  •
  in the event that the exercise of the Top-Up Option is necessary to ensure that Parent or the Offeror owns at least eighty percent (80%) of the outstanding shares of Common Stock on a fully diluted basis immediately after the Offer Closing, (i) the absence of any applicable law, restriction or legal impediment on Offeror's ability and right to exercise the Top-Up Option or (ii) the shares of Common Stock issuable upon exercise of the Top-Up Option together with the shares validly tendered in the Offer and not properly withdrawn being sufficient for the Offeror to reach at least eighty percent (80%) of the outstanding shares of Common Stock on a fully diluted immediately after the Offer Closing (after giving effect to such exercise);

  •
  the Merger Agreement not having been terminated in accordance with its terms; and

  •
  the receipt by Parent and the Offeror of a certificate of an executive officer of Castle Brands as to the satisfaction of the conditions described in the fourth through eighth bullets above.

        The foregoing conditions are for the sole benefit of Parent and the Offeror and, other than the Minimum Condition, may be waived by Parent and the Offeror in whole or in part at any time and from time to time in their respective sole discretion, in each case subject to the terms and conditions of the Merger Agreement and to the extent permitted by applicable law. The failure by Parent, the Offeror or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

14.   Dividends and Distributions

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Castle Brands may not declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its subsidiaries' capital stock, except for dividends by a direct or indirect wholly owned subsidiary of Castle Brands to its parent.

15.   Certain Legal Matters; Regulatory Approvals

        General.    Except as otherwise set forth in this Offer to Purchase, based on Parent's and the Offeror's review of publicly available filings by Castle Brands with the SEC and other information regarding Castle Brands, Parent and the Offeror are not aware of any licenses or other regulatory permits which appear to be material to the business of Castle Brands and which might be adversely affected by the acquisition of Shares by the Offeror or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Offeror, or Parent pursuant to the Offer. In addition, except as set forth below, Parent and the Offeror are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent's and the Offeror's acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and the Offeror currently expect that such approval or action, except as described below under "—State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—"Purpose of the Offer and Plans for Castle Brands; Transaction Documents—The Merger Agreement" and Section 13—"Conditions of the Offer."

        Legal Proceedings.    No lawsuits arising out of or relating to the Offer, the Merger or other associated transactions have been filed as of the date of this Offer to Purchase; however, such lawsuits may be filed in the future.

        Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied.

        It is a condition to the Offeror's obligation to accept for payment and pay for Shares tendered pursuant to the Offer that the waiting period (and any extensions of the waiting period) applicable to the Offer under the HSR Act shall have expired or been terminated. Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the reviewing agency. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a request for additional information and documentary material (a "Second Request"), the waiting period with respect to the Transactions would be extended until 10 calendar days following the date of substantial compliance by Parent with that request, unless the reviewing agency terminated the additional waiting period before its expiration. The 10 calendar day waiting period can be extended with the consent of Parent. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the waiting period may be extended only by court order or with consent of Parent. The reviewing agency may terminate the additional 10-day waiting period before its expiration. In practice, complying with a Second Request can take a significant period of time. If the HSR Act waiting period expired or was terminated, completion of the Merger would not require an additional filing under the HSR Act if the Offeror owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Transactions expired or was terminated.

        The FTC and the Antitrust Division may scrutinize the legality under U.S. federal antitrust laws of transactions such as the Offeror's proposed acquisition of Castle Brands. At any time before or after the Offeror's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the Transactions by seeking a federal court order enjoining the Transactions or, if Shares have already been acquired, requiring disposition of those Shares, or the divestiture of substantial assets of the Offeror, Castle Brands, or any of their respective subsidiaries or affiliates, or seeking other conduct relief. At any time before or after consummation of the Transactions, notwithstanding the early termination of the applicable waiting period under the HSR Act, U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Offeror may not be obligated to consummate the Offer or the Merger. See Section 13—"Conditions of the Offer."

        Parent and Castle Brands each filed a Premerger Notification and Report Form on September 5, 2019.

        Florida law.    Castle Brands is incorporated under the laws of the State of Florida. The FBCA contains two general takeover laws, Sections 607.0901 and 607.0902, each as described in greater detail below.

        Section 607.0901 of the FBCA provides that, unless a specified exception is met, an interested shareholder (i.e., a person owning 10% or more of a corporation's outstanding voting stock) may not engage in an "affiliated transaction" (including, among other things, a merger or other significant corporate transactions) with a Florida corporation unless such transaction is approved by an affirmative vote at least two-thirds of the voting shares of the Florida corporation excluding the shares beneficially owned by the interested shareholder.

        The restrictions imposed by Section 607.0901 of the FBCA are not applicable under certain circumstances, including when a majority of the disinterested directors approve the transaction. Castle Brands has advised Parent and the Offeror that at the August 28, 2019 meeting of the Company Board, Castle Brands' disinterested directors unanimously approved and voted in favor of the Company Board's approval of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. As a result, the provisions of section 607.0901 of the FBCA are not applicable to the Offer or the Merger.

        Section 607.0902 of the FBCA provides that shares of an issuing public corporation (as such term is defined therein) that are acquired in a "control share acquisition" generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquiror to have voting power within the following ranges or to move upward from one range into another: (i) one-fifth, but less than one-third; (ii) one-third, but less than a majority; or (iii) a majority or more of such votes.

        Section 607.0902 of the FBCA does not apply to an acquisition of shares of an issuing public corporation (as such term is defined therein) (i) pursuant to a merger or share exchange effected in compliance with the FBCA if the issuing public corporation is a party to the merger or share exchange agreement, or (ii) if such acquisition has been approved by the corporation's board of directors before the acquisition. Castle Brands has advised Parent and the Offeror that at the August 28, 2019 meeting of the Company Board, by unanimous vote of all directors, the Company Board approved the acquisition of Shares pursuant to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. As a result, the provisions of Section 607.0902 of the FBCA are not applicable to the Offer or to the Merger.

        The Offeror is not aware of any Florida takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any such laws or regulations. If any government official or third party should seek to apply any Florida takeover law or regulation to the Offer or the Merger or other business combination between the Offeror or any of its affiliates and Castle Brands, the Offeror will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more Florida takeover laws or regulations is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Offeror and Parent may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Offeror may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. See Section 13—"Conditions of the Offer").

        Florida Short-Form Merger Statute.    Assuming completion of the Offer and subject to the terms of the Merger Agreement, the Merger will be completed under the FBCA. It is intended that the Merger will be effected pursuant to the short-form merger provisions contained in Section 607.1104 of the FBCA. Under Section 607.1104 of the FBCA, a parent corporation owning 80% or more of the outstanding shares of each class of a subsidiary corporation may merge itself with the subsidiary corporation without the approval of the subsidiary's shareholders, subject to compliance with Florida law. If, following the completion of the Offer, any exercise of the Top-Up Option, or any other acquisition of Shares, the Offeror obtains ownership of more than 80% of the outstanding Shares (other than treasury shares or Shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of its customers or clients), the Offeror, as the owner of 80% or more of the outstanding Shares and thereby as the "parent corporation" of Castle Brands, expects to merge with and into Castle Brands pursuant to Section 607.1104 of the FBCA. A merger that is completed in accordance with the requirements of Section 607.1104 does not require approval of the board of directors or shareholders of the subsidiary (in this case, Castle Brands). Accordingly, the approval of the Castle Brands shareholders to the Merger would not be required in that context. Assuming the Offeror owns sufficient Shares, to utilize Section 607.1104 of the FBCA, the Offeror intends to file the Articles of Merger with the Department in accordance with Florida law after the Offeror becomes the owner of 80% or more of the outstanding Shares and expects that the Effective Time will occur immediately upon the filing of the Articles of Merger with the Department. The plan of merger is included as part of the Merger Agreement, a copy of which is attached as an annex to this Offer to Purchase.

        State Takeover Laws.    In addition to the Florida takeover laws discussed above in the section entitled "—Florida law", a number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Castle Brands, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, neither the Offeror not Parent know whether any of these laws will, by their terms, apply to the Offer or the Merger. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, the Offeror and Parent believe that there are reasonable bases for contesting such laws.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, the Offeror and Parent will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Offeror and Parent may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Offeror may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Offeror may not be obligated to accept for payment or pay for any tendered Shares. See Section 13—"Conditions of the Offer."

16.   Appraisal Rights.

        No appraisal rights are available with respect to Shares tendered and accepted for purchase in the Offer. However, if the Merger is consummated, shareholders who do not tender their Shares in the Offer may have certain rights under Section 607.1302 of the FBCA to demand exercise of appraisal rights, and to receive payment in cash of the fair value of, their Shares. Such appraisal rights, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the Effective Time, required to be paid in cash to such holders asserting appraisal rights for their Shares. In addition, such shareholder asserting appraisal rights could be entitled to receive payment of interest on the amount determined to be the fair value of their Shares. Florida law defines "fair value" as the value of the Shares determined (a) immediately before the effectuation of the corporate action to which the shareholder objects and (b) using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values, investment value and earning capacity. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the Offer Price.

        If any holder of Shares who is entitled to appraisal rights under Florida law demands exercise of appraisal rights but fails to perfect, or effectively withdraws or loses his, her or its rights to appraisal as provided under Florida law, each Share of such shareholder will be converted in the Merger into the right to receive the Offer Price. A shareholder may withdraw his, her or its demand for exercise of appraisal rights by delivering to Castle Brands a written withdrawal of his, her or its demand for exercise of appraisal rights and acceptance of the Merger.

        If you sell your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, will receive the Offer Price for each of your Shares.

        Failure to follow the steps required by Sections 607.1301 through 607.1333 of the FBCA for perfecting appraisal rights may result in the loss of any such rights.

17.   Fees and Expenses

        Except as explicitly provided otherwise in the Merger Agreement, whether or not the Transactions are consummated, all expenses will be paid by the party incurring those expenses.

        Notwithstanding the foregoing, the Offeror has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by the Offeror, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

18.   Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        Parent and the Offeror have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—"Certain Information Concerning Castle Brands—Additional Information."

        No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, Castle Brands or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Rook Merger Sub, Inc.

        September 11, 2019

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF
THE OFFEROR, PARENT AND CERTAIN RELATED PERSONS

1.     The Offeror

        The Offeror, a Florida corporation, was formed on August 22, 2019, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. The Offeror is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of the Offeror is 250 Park Avenue, New York, New York 10177.

Directors and Executive Officers of the Offeror

        The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Offeror are set forth below. The telephone number at the principal office is (212) 372-5400.

Name and Position	Present Principal Occupation or Employment and Employment History
Paul Duffy Director and Chief Executive Officer	Mr. Duffy is Chairman & Chief Executive Officer of Pernod Ricard North America. He is a member of Pernod Ricard's Comite Executif du Groupe. Mr. Duffy assumed his current role in July 2016, after serving for four years as CEO of The Absolut Company. Previously, Mr. Duffy held a number of other senior management roles in Pernod Ricard, including Chairman and CEO of Pernod Ricard UK, Chairman and CEO of Irish Distillers Pernod Ricard and Chairman of Pernod Ricard South Africa. He also served from 2008-2012 as Chairman and CEO, Pernod Ricard USA. Mr. Duffy launched his career as an accountant with KPMG Dublin. After moving to the Paris office of KPMG in 1991, he returned to Dublin in 1994 to join Irish Distillers Pernod Ricard, where he began his career in a finance position and was promoted to Finance Director in 1997. Mr. Duffy is a citizen of Ireland.

Name and Position	Present Principal Occupation or Employment and Employment History
Guillaume Thomas Director, Chief Financial Officer and Treasurer

Mr. Thomas is Chief Financial Officer of Pernod Ricard North America. Mr. Thomas assumed his current role in September, 2014, after serving as CFO for Irish Distillers for two years. Mr. Thomas joined Pernod Ricard in the Global Audit and Business Development team in Paris in 2005. He was appointed CFO of Pernod Ricard South Africa in 2009, and CFO of Pernod Ricard Sub-Saharan Africa when it was established in 2010. Prior to joining Pernod Ricard, Mr. Thomas spent close to seven years as a strategy and management consultant with AT Kearney. Mr. Thomas is a citizen of France.

Brian Chevlin Director, Senior Vice President and Secretary

Mr. Chevlin is Senior Vice President & General Counsel of Pernod Ricard North America. Mr. Chevlin joined Pernod Ricard USA in September 2012. He came to Pernod Ricard from Unilever where he worked since 1998 and was Deputy General Counsel for Unilever's food businesses in the United States, including chief counsel for Ben & Jerry's Ice Cream. Prior to Unilever, Mr. Chevlin was an associate at Herrick Feinstein and at Shearman & Sterling LLP in New York, New York from 1990 to 1997. Mr. Chevlin serves on the Board of the Distilled Spirits Council of the U.S. and on the Board of the National Association of Manufacturers, both based in Washington D.C. Mr. Chevlin is a U.S. citizen.

2.     Parent

        Parent, a Delaware corporation, is the United States holding company of Pernod Ricard S.A. The principal office address of Parent is 250 Park Avenue, New York, New York 10177.

Directors and Executive Officers of Parent

        The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The principal office address of each such director and executive officer is 250 Park Avenue, New York, New York 10177. The telephone number at the principal office is (212) 372-5400.

Name and Position	Present Principal Occupation or Employment and Employment History
Paul Duffy Director and Chief Executive Officer	See information set forth above.
Guillaume Thomas Director, Chief Financial Officer and Treasurer	See information set forth above.
Brian Chevlin Director, Senior Vice President and Secretary	See information set forth above.

The Depositary and Paying Agent for the Offer is:

If delivering by overnight courier:	If delivering by mail:
Continental Stock Transfer & Trust Company	Continental Stock Transfer & Trust Company
Attn: Corporate Actions/Castle Brands Inc.	Attn: Corporate Actions/Castle Brands Inc.
One State Street—30th Floor	One State Street—30th Floor
New York, NY 10004	New York, NY 10004

The Information Agent for the Offer is:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, NY 10036
Banks and Brokerage Firms, Please Call: (212) 297-0720
Shareholders and All Others Call Toll-Free: (888) 785-6709
Email: info@okapipartners.com